SCHEDULE 14A INFORMATION
                    PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)^

Filed by the Registrant [X]
Filed by a party other than the Registrant [  ]

Check the appropriate box:
[X]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive  Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            CELLULARVISION USA, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]     No fee required.
[X]     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1)     Title of each class of securities to which transaction applies:
                           Not Applicable
--------------------------------------------------------------------------------

         (2)      Aggregate number of securities to which transactions applies:
                           Not Applicable
--------------------------------------------------------------------------------

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                           Not Applicable
--------------------------------------------------------------------------------

         (4)      Proposed maximum aggregate value of transaction:
                           $32,500,000
--------------------------------------------------------------------------------

         (5)      Total fee paid:
                           $6,500
--------------------------------------------------------------------------------


         [X]      Fee paid previously with preliminary materials.
         [ ]      Check box if any part of the fee is offset  as  provided  by
                  Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)      Amount Previously Paid:
                           $6,500
--------------------------------------------------------------------------------

         (2)      Form, Schedule or Registration Statement No.:
                           Schedule 14A
--------------------------------------------------------------------------------

         (3)      Filing Party:
                           CellularVision USA, Inc.
--------------------------------------------------------------------------------

         (4)      Date Filed:
                           August 14, 1998
--------------------------------------------------------------------------------

                                PRELIMINARY COPY

                            CELLULARVISION USA, INC.
                            140 58TH STREET, SUITE 7E
                            BROOKLYN, NEW YORK 11220

                                                                          , 1998

To the Stockholders of CELLULARVISION USA, INC.:


         You are cordially invited to attend a Special Meeting of Stockholders (the "Special Meeting") of CellularVision USA, Inc. (the "Company") to be held at 10:00 a.m., Eastern time, on ^ October __, 1998, at [The Lotos Club, 5 East 66th Street, New York, New York 10021].


         As described in the accompanying Proxy Statement, at the Special Meeting you will be asked to consider and vote upon a proposal to approve and adopt an Agreement to Purchase LMDS License, dated July 10, 1998 (the "LMDS Purchase Agreement"), between WinStar Communications, Inc. ("WinStar") and the Company. Pursuant to the terms of the LMDS Purchase Agreement, the Company will assign 850 MHz of the spectrum covered by its LMDS A Block License to WinStar for a purchase price of $32,500,000 (the "Spectrum Assignment"). A copy of the LMDS Purchase Agreement is included as Appendix A to the accompanying Proxy Statement and should be read in its entirety.

         Your Board of Directors, after careful consideration, has determined that the terms of the Spectrum Assignment are fair to, and in the best interests of, the Company and the holders of shares of Common Stock and has approved the LMDS Purchase Agreement and the Spectrum Assignment. In arriving at its decision, the Board of Directors gave careful consideration to a number of factors described in the accompanying Proxy Statement, including the opinion of Wasserstein Perella & Co., Inc. ("WP&Co."), financial advisor to the Board of Directors, to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the consideration to be received in the Spectrum Assignment by the Company's wholly-owned subsidiary, CellularVision of New York, L.P. ("CVNY"), was fair to CVNY from a financial point of view. A copy of the written opinion of WP&Co. is included as Appendix B to the accompanying Proxy Statement and should be read in its entirety.


         ^ Approval of the LMDS Purchase Agreement is of particular importance to the Company at this time because the Company is experiencing a significant liquidity crisis and, without completion of the Spectrum Assignment, will very likely be unable to continue as a going concern. Management of the Company believes that if the Spectrum Assignment is completed, the Company will have adequate financial resources to continue as a going concern and will be able to assess its ongoing business prospects without immediate concern of a failure of its business.

         A MAJORITY OF THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL AND ADOPTION OF THE LMDS PURCHASE AGREEMENT.

         Consummation of the Spectrum Assignment is subject to certain conditions, including the approval and adoption of the LMDS Purchase Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon and the receipt of approval by the Federal Communications Commission. Only holders of Common Stock of record at the close of business on ^ September __, 1998 (the "Record Date") are entitled to notice of, and to vote at, the Special Meeting or any adjournments or postponements thereof.

         In connection with the execution by the Company of the LMDS Purchase Agreement, on July 10, 1998, Shant S. Hovnanian and Vahak Hovnanian (together, the "Hovnanians") entered into a voting agreement to vote all shares held by them in favor of the approval of the Spectrum Assignment. As of ^ September __, 1998, the Hovnanians beneficially owned, in the aggregate, 6,836,809 shares of Common Stock, representing approximately ^__% of such shares outstanding as of the Record Date for the Special Meeting.


         You are urged to read the accompanying Proxy Statement, which provides you with a description of the terms of the proposed Spectrum Assignment and the LMDS Purchase Agreement.

         WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE PROXY CARD. FAILURE TO RETURN A PROPERLY EXECUTED PROXY CARD OR VOTE AT THE SPECIAL MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE LMDS PURCHASE AGREEMENT. PROPERLY EXECUTED PROXIES WITH NO INSTRUCTIONS INDICATED THEREON WILL BE VOTED "FOR" THE APPROVAL AND ADOPTION OF THE LMDS PURCHASE AGREEMENT.

         Thank you for your interest and participation.

                            Sincerely,

                            SHANT S. HOVNANIAN

                            Chairman of the Board, President and Chief Executive Officer

                                PRELIMINARY COPY

                            CELLULARVISION USA, INC.
                            140 58TH STREET, SUITE 7E
                            BROOKLYN, NEW YORK 11220


                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON ^ OCTOBER __, 1998

         NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "Special Meeting") of CellularVision USA, Inc. (the "Company") will be held at 10:00 a.m., Eastern time, on ^ October __, 1998, at [The Lotos Club, 5 East 66th Street, New York, New York 10021], for the following purposes:


         (i) To consider and vote upon a proposal to approve and adopt an Agreement to Purchase LMDS License, dated July 10, 1998 (the "LMDS Purchase Agreement"), between WinStar Communications, Inc. ("WinStar") and the Company. A copy of the LMDS Purchase Agreement is attached to the accompanying Proxy Statement as Appendix A. As more fully described in the Proxy Statement, the LMDS Purchase Agreement provides that, subject to satisfaction of the conditions set forth therein, the Company will assign 850 MHz of the spectrum covered by its LMDS A Block license to WinStar for a purchase price of $32,500,000 (the "Spectrum Assignment"); and

         (ii) To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.


         The Board of Directors has fixed the close of business on ^ September __, 1998, as the record date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting. Only holders of the Company's common stock, par value $0.01 per share ("Common Stock"), of record at the close of business on that date will be entitled to notice of and to vote at the Special Meeting or any adjournments or postponements thereof.


         The accompanying Proxy Statement describes the LMDS Purchase Agreement, the proposed Spectrum Assignment and the actions to be taken in connection with the Spectrum Assignment. To ensure that your vote will be counted, please complete, date, sign and return the enclosed proxy card, whether or not you plan to attend the Special Meeting. You may revoke your proxy in the manner described in the accompanying Proxy Statement at any time before it is voted at the Special Meeting.



                                                     --------------------------,
                                                     Secretary


A MAJORITY OF THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE APPROVAL AND ADOPTION OF THE LMDS PURCHASE AGREEMENT.

THE AFFIRMATIVE VOTE OF HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK ENTITLED TO VOTE THEREON IS REQUIRED TO APPROVE AND ADOPT THE LMDS PURCHASE AGREEMENT. WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. YOU MAY REVOKE THE PROXY AT ANY TIME PRIOR TO ITS EXERCISE IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT. ANY STOCKHOLDER

PRESENT AT THE SPECIAL MEETING, INCLUDING ANY ADJOURNMENT OR POSTPONEMENT THEREOF, MAY REVOKE SUCH HOLDER'S PROXY AND VOTE PERSONALLY ON THE LMDS PURCHASE AGREEMENT AT THE SPECIAL MEETING. PROPERLY EXECUTED PROXIES WITH NO INSTRUCTIONS INDICATED THEREON WILL BE VOTED "FOR" THE APPROVAL AND ADOPTION OF THE LMDS PURCHASE AGREEMENT.

                                PRELIMINARY COPY

                            CELLULARVISION USA, INC.
                            140 58TH STREET, SUITE 7E
                            BROOKLYN, NEW YORK 11220
                           --------------------------

                                 PROXY STATEMENT
                           --------------------------


                         SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON ^ OCTOBER __, 1998
                           --------------------------


         This Proxy Statement is being furnished to the holders of outstanding shares of common stock, par value $0.01 per share (the "Common Stock"), of CellularVision USA, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Special Meeting of Stockholders to be held at 10:00 a.m., Eastern time, on ^ October __, 1998, at [The Lotos Club, 5 East 66th Street, New York, New York 10021], and at any adjournments or postponements thereof (the "Special Meeting"). The Board of Directors has fixed the close of business on ^ September __, 1998 as the record date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting. Where context requires, the term the "Company" includes the Company's wholly-owned operating subsidiary, CellularVision of New York, L.P., a Delaware limited partnership ("CVNY").


         At the Special Meeting, the holders of outstanding shares of Common Stock will consider and vote upon a proposal to approve and adopt an Agreement to Purchase LMDS License, dated July 10, 1998 (the "LMDS Purchase Agreement"), between WinStar Communications, Inc., a Delaware corporation ("WinStar"), and the Company. A copy of the LMDS Purchase Agreement is attached to this Proxy Statement as Appendix A. Pursuant to the LMDS Purchase Agreement and subject to satisfaction of the conditions set forth therein, the Company will assign 850 MHz of the spectrum covered by its LMDS A Block License to WinStar for a purchase price of $32,500,000 (the "Spectrum Assignment").


         Approval of the LMDS Purchase Agreement is of particular importance to the Company at this time because the Company is experiencing a significant liquidity crisis and, without completion of the Spectrum Assignment, will very likely be unable to continue as a going concern. Management of the Company believes that if the Spectrum Assignment is completed, the Company will have adequate financial resources to continue as a going concern and will be able to assess its ongoing business prospects without immediate concern of a failure of its business.


         A MAJORITY OF THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE APPROVAL AND ADOPTION OF THE LMDS PURCHASE AGREEMENT.

         Stockholders are urged to read and consider carefully the information contained in this Proxy Statement.

         This Proxy Statement, the accompanying Notice of Special Meeting and the accompanying proxy are first being mailed to stockholders on or about , 1998.
                           --------------------------

         IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE PROXY CARD.
                           --------------------------

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT IN CONNECTION WITH THE SOLICITATION OF PROXIES THEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION NOT CONTAINED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.
                           --------------------------

         THE DELIVERY OF THIS PROXY STATEMENT SHALL NOT IMPLY THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION IN THIS PROXY STATEMENT OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN IS CURRENT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THEREOF.
                           --------------------------



            The date of this Proxy Statement is ^ September__, 1998.

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----

SUMMARY.......................................................................1
   The Special Meeting........................................................1
   Special Factors............................................................1
   The Spectrum Assignment....................................................1
   Solicitation of Proxies....................................................1
   Market Price Information...................................................1
   Selected Historical Financial Data.........................................1
SPECIAL FACTORS...............................................................1
   Background and Purpose of the Spectrum Assignment..........................1
   Recommendation of the Board of Directors...................................1
   Opinion of Financial Advisor...............................................1
   Certain Federal Income Tax Consequences....................................1
   Accounting Treatment.......................................................1
   Regulatory Approvals.......................................................1
   Fees and Expenses..........................................................1
THE SPECIAL MEETING...........................................................1
   Matters to Be Considered at the Special Meeting............................1
   Record Date and Voting.....................................................1
   Vote Required; Revocability of Proxies.....................................1
   Solicitation of Proxies....................................................1
   Dissenting Stockholder Rights..............................................1
THE LMDS PURCHASE AGREEMENT...................................................1
   General....................................................................1
   Representations and Warranties.............................................1
   Exclusivity................................................................1
   Conditions to the Spectrum Assignment......................................1
   Termination................................................................1
   Fees and Expenses..........................................................1
   Access to Information......................................................1
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA...............................1
DESCRIPTION OF SELECTED PRO FORMA EFFECTS ON FINANCIAL POSITION...............1
   Effects on financial position..............................................1
   Effects on results of operations...........................................1
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS  AND MANAGEMENT...............1
INDEPENDENT PUBLIC ACCOUNTANTS................................................1
FORWARD-LOOKING STATEMENTS....................................................1
AVAILABLE INFORMATION.........................................................1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...............................1


APPENDIX A --       THE LMDS PURCHASE AGREEMENT

APPENDIX B --       FAIRNESS OPINION OF WASSERSTEIN PERELLA & CO., INC.

                                     SUMMARY

         The following is a brief summary of certain information contained elsewhere in this Proxy Statement. This summary is not intended to be a complete description of the matters covered in this Proxy Statement and is qualified in its entirety by reference to the more detailed information contained in or incorporated by reference in this Proxy Statement or in the documents attached as Appendices hereto. Capitalized terms used but not defined in this Summary shall have the meanings ascribed to them elsewhere in this Proxy Statement. Stockholders are urged to read this Proxy Statement and the Appendices hereto in their entirety.

The Special Meeting


         Matters to be Considered at the Special Meeting. The Special Meeting is scheduled to be held at 10:00 a.m., Eastern time, on ^ October __, 1998, at [The Lotos Club, 5 East 66th Street, New York, New York 10021]. At the Special Meeting, stockholders will consider and vote upon (i) a proposal to approve and adopt the LMDS Purchase Agreement and (ii) such other matters as may properly be brought before the Special Meeting. See "The Special Meeting--Matters To Be Considered at the Special Meeting."

         Record Date and Voting. The Record Date for the Special Meeting is the close of business on ^ September __, 1998. At the close of business on the Record Date, there were ^________ shares of Common Stock outstanding and entitled to vote, held by approximately ^__ stockholders of record. Each holder of Common Stock on the Record Date will be entitled to one vote for each share held of record. The presence, either in person or by proxy, of a majority of the outstanding shares of Common Stock entitled to be voted is necessary to constitute a quorum at the Special Meeting. See "The Special Meeting--Record Date and Voting."

         Vote Required; Revocability of Proxies. Approval and adoption of the LMDS Purchase Agreement will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon present and voting at the Special Meeting. In connection with the execution by the Company of the LMDS Purchase Agreement, on July 10, 1998, Shant S. Hovnanian and Vahak Hovnanian (together, the "Hovnanians") entered into a voting agreement to vote all shares held by them in favor of the approval of the LMDS Purchase Agreement. As of the Record Date, the Hovnanians beneficially owned, in the aggregate, 6,836,809 shares of Common Stock, representing approximately ^__% of such shares outstanding.


         The required vote of the stockholders on the LMDS Purchase Agreement is based upon the total number of outstanding shares of Common Stock present and voting at the Special Meeting. Brokers who hold shares of Common Stock as nominees will not have discretionary authority to vote such shares in the absence of instructions from the beneficial owners thereof. See "The Special Meeting--Vote Required; Revocability of Proxies."

         A  stockholder  may revoke a proxy at any time prior to its exercise by
(i) delivering to _______, Secretary, CellularVision USA, Inc., 140 58th Street, Suite 7E, Brooklyn, New York 11220, a written notice of revocation of proxy prior to the Special Meeting, (ii) delivering prior to the Special Meeting a duly executed proxy bearing a later date or (iii) attending the Special Meeting and voting in person. The presence of a stockholder at the Special Meeting will not in and of itself automatically revoke such stockholder's proxy. If no instructions are indicated on a properly executed proxy, such proxy will be voted "FOR" the approval and adoption of the LMDS Purchase Agreement.

Special Factors

         Background, Purpose and Effect of the Spectrum Assignment. As described in greater detail elsewhere in this Proxy Statement, the Company is engaging in the Spectrum Assignment as the most attractive means available to discharge its outstanding financial obligations, after having explored the possibility of effectuating a variety of other alternatives, including financing transactions, joint ventures and sales of the Company or all of its assets as a going concern. Although an assignment of spectrum appeared to be the most attractive type of transaction available to the Company to discharge its outstanding financial obligations within its limited time frame, the Company decided to sell the minimum amount of spectrum that a buyer would require in order for the Company to retain a usable portion of spectrum and certain operating assets operable therewith, or adaptable thereto, following the Spectrum Assignment.


         Approval of the LMDS Purchase Agreement is of particular importance to the Company at this time because the Company is experiencing a significant liquidity crisis and, without completion of the Spectrum Assignment, will very likely be unable to continue as a going concern. Management of the Company believes that if the Spectrum Assignment is completed, the Company will have adequate financial resources to continue as a going concern and will be able to assess its ongoing business prospects without immediate concern of a failure of its business.


         The Spectrum Assignment will require the Company to discontinue its multi-channel subscription television business, which has accounted for substantially all of the Company's revenues to date. Following the assignment, the Company will retain 450 MHz of LMDS spectrum, which will be reduced to 300 MHz when the first Ka band satellite becomes operational. This decision ^ provides the Company with cash proceeds that will enable the Board of Directors to consider the future course of the Company's business, which might include the pursuit of an ^ Internet and/or other telecommunications business, a complete liquidation or other transactions with third parties. For a further description of the events leading to the approval and adoption of the LMDS Purchase Agreement by the Board of Directors, see "Special Factors--Background and Purpose of the Spectrum Assignment."

         Recommendation of Board of Directors. On July 7, 1998, a majority of the Board of Directors (i) determined that the Spectrum Assignment and the transactions contemplated by the LMDS Purchase Agreement are fair, equitable and in the best interests of the Company and its stockholders, (ii) approved and adopted the LMDS Purchase Agreement and (iii) resolved to recommend that the stockholders vote in favor of the Spectrum Assignment. Accordingly, four of the Company's five directors recommend a vote FOR approval and adoption of the LMDS Purchase Agreement. One of the Company's directors, who is also the holder of 3,272,656 shares of ^ Common Stock, representing ^__% of the shares outstanding as of the Record Date, voted as a director against approval of the LMDS Purchase Agreement, but reserved his right to vote as a stockholder for or against the transaction at the Special Meeting. The stated reasons for that director's decision are set forth below. See "Special Factors--Recommendation of the Board of Directors."


         Opinion of Financial Advisor. On July 10, 1998, WP&Co. delivered its written opinion to the Board of Directors that as of such date, and based upon the assumptions and subject to the limitations set forth therein, the consideration to be received by CVNY in the Spectrum Assignment is fair to CVNY from a financial point of view. The full text of the written opinion of WP&Co., which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached hereto as Appendix B and is incorporated herein by reference. Stockholders are urged to, and should, read such opinion in its entirety. See "Special Factors--Opinion of Financial Advisor."

The Spectrum Assignment


         General. Shortly after entering into the LMDS Purchase Agreement, WinStar made a secured loan of $3.5 million to the Company, which was used to pay outstanding obligations and fund a portion of the Company's ongoing operations and the wind-down of its subscription television business as required by the LMDS Purchase Agreement. WinStar has committed to lend the Company an additional $2 million when the stockholder approval sought at the Special Meeting is obtained and has agreed to make subsequent loans under certain conditions. Although the Company cannot predict with certainty when the approval by the Federal Communications Commission (the "FCC") required for consummation of the Spectrum Assignment will be obtained, it does not believe that such approval is likely to be forthcoming prior to November, 1998 and is therefore planning to discontinue its subscription television business effective [October 31, 1998]. While the Company believes that consummation of the Spectrum Assignment will give it sufficient liquidity to repay the WinStar loans and all of its other outstanding debt obligations (which totaled approximately $_________ as of ^ September __, 1998) and will be more than sufficient to satisfy its other obligations, it does not expect to have positive operating income or any other source of financing prior to receipt of the additional $2 million secured loan from WinStar. The Company is therefore taking measures to preserve its current cash reserves so that it will be in a position to satisfy the conditions to the Spectrum Assignment and thereafter to reassess its financial and strategic situation and decide how best to deploy its remaining resources.

         Conditions to the Spectrum Assignment. Consummation of the Spectrum Assignment is subject to various conditions, including, among others: (i) the approval and adoption of the LMDS Purchase Agreement by the affirmative vote of holders of a majority of the outstanding shares of Common Stock present and voting at the Special Meeting, (ii) the absence of any injunction preventing consummation of the Spectrum Assignment, (iii) the expiration or termination of the applicable waiting period required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and (iv) the prior consent of the FCC to the disaggregation of 850 MHz of the Company's LMDS spectrum and the assignment of a license thereto to WinStar and, unless the applicable appeal period shall have been waived by WinStar, such consent ^ having become a final, nonappealable order no longer subject to review or reconsideration. In addition, the Company shall have ceased to use the spectrum to be ^ assigned for its subscription television business or otherwise. On August 28, 1998, the Company received notice from the Federal Trade Commission of the expiration of the applicable waiting period under the HSR Act. On September 3, 1998, the Supreme Court of the State of New York (the "Court") issued a temporary restraining order restraining and prohibiting the Company from transferring or paying any of its assets pending the Court's ruling on a motion made by M/A-COM, a division of AMP Incorporated, in connection with an arbitration proceeding (the "Arbitration") against the Company and certain other parties. On September 11, 1998, the Company filed papers with the Court opposing M/A-COM's motion and requesting that the Court vacate the temporary restraining order. The Company believes that neither the Company nor CVNY is a party to either the contract giving rise to M/A-COM's claim in the Arbitration or the contractual agreement to submit to arbitration and therefore expects that the Court will vacate such order. See "The LMDS Purchase Agreement--Conditions to the Spectrum Assignment."

         Termination; Termination Fee. WinStar will have the right to terminate the LMDS Purchase Agreement if the Company has not obtained stockholder approval of the LMDS Purchase Agreement by October 10, 1998. ^ In addition, either party which is not then in material breach of its obligations thereunder may terminate the LMDS Purchase Agreement if the ^ Spectrum Assignment has not ^ been consummated on or before January 31, 1999, provided, however, that upon WinStar's notice, given at least 10 days prior to the date that termination would otherwise be permitted, such date shall be extended to June 30, 1999 and, thereafter, to December 31, 1999 if (i) WinStar is not in material breach of its obligations thereunder and (ii) on each such occasion WinStar makes an additional secured loan of $3.5 million in principal amount to the Company on substantially the same terms as its prior loans. See "The LMDS Purchase Agreement--Termination."


         If the LMDS Purchase Agreement is terminated (i) prior to the Closing Date by the Company or CVNY (other than as a result of a material breach by WinStar) and a court determines that specific enforcement in accordance with the terms of the LMDS Purchase Agreement is not available to WinStar or (ii) WinStar terminates the LMDS Purchase Agreement because the Company has not obtained stockholder approval of the Spectrum Assignment by October 10, 1998, then the Company will be required to pay WinStar a termination fee of $1,625,000 and reimburse WinStar for expenses in an amount not to exceed $325,000. Failure to obtain the stockholder approval requested at the Special Meeting could therefore result in a material adverse effect on the Company's financial position.

Solicitation of Proxies

         The Company will bear the costs of soliciting proxies from stockholders. In addition to soliciting proxies by mail, directors, officers and employees of the Company, without receiving additional compensation therefor, may solicit proxies by telephone, by telegram or in person. Arrangements may also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares held of record by such persons, and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. See "The Special Meeting--Solicitation of Proxies."

Market Price Information

         The Common Stock is listed on Nasdaq under the symbol "CVUS." On July 9, 1998, the last trading day before the public announcement of the execution of the LMDS Purchase Agreement, the reported high and low sales price per share of the Common Stock were $0.75 and $0.375, respectively. On , 1998, the last full trading day prior to the date of this Proxy Statement, the reported closing sale price per share of the Common Stock was $ .

Selected Historical Financial Data

         Certain selected historical financial data of the Company are set forth under "Selected Historical Financial Data." That data should be read in conjunction with the consolidated financial statements and related notes incorporated by reference in this Proxy Statement. See "Incorporation of Certain Documents By Reference."

                                 SPECIAL FACTORS

Background and Purpose of the Spectrum Assignment


         Since 1996, CVUS has operated a 49-channel analog subscription television system on a limited basis in Brooklyn, New York, and has recently begun to expand its television service into other areas and to market a high speed ^ Internet service to business customers in Manhattan. The Company and its predecessors were the initiating force behind the FCC's designation of spectrum for Local Multipoint Distribution Service ("LMDS"), and, as a result of those efforts, the Company has held a commercial LMDS license for the New York Primary Metropolitan Statistical Area ("PMSA") since 1991. Prior to the adoption of rules by the FCC (the "LMDS rules") on July 17, 1996 and March 13, 1997 that authorized and defined LMDS nationwide and established an auction procedure for LMDS licenses in other markets, the Company's LMDS license only authorized the Company to conduct a multi-channel subscription television business. However, following the conclusion of LMDS rulemaking, the Company's LMDS license was renewed on September 23, 1997, as a standard LMDS license for a 10-year period ending on February 1, 2006. Under the general LMDS rules adopted by the FCC, the Company and other LMDS licensees are entitled to use their spectrum for a wider variety of fixed wireless purposes, including wireless local loop telephony, high-speed ^ Internet access, and two-way teleconferencing. The Company's LMDS license entitles it to utilize 1,150 MHz of spectrum in the 28 GHz range covering the 3.2 million households (8.6 million people) in New York City and Westchester, Rockland and Putnam counties. Under the 1998 LMDS rules, CVUS will also retain the right to use an additional 150 MHz of spectrum until the first Ka band satellite is launched, an event not expected to occur prior to 2002.

         In March 1998, the FCC concluded its auction of LMDS spectrum for each of the 493 Basic Trading Areas ("BTA") throughout the United States (the "LMDS Auction"), which resulted in substantially lower valuations than were originally expected. The Company did not participate in the LMDS Auction. As a result of their participation therein, several companies, including WinStar and the other bidder for the Company's LMDS spectrum, WNP Communications, Inc. (the "Competing Bidder"), now own ^ LMDS ^ licenses in a number of major metropolitan markets.


         Since the completion of the Company's initial public offering in 1996, the proceeds of which were used primarily to fund the build-out of its LMDS transmission system and marketing and equipment costs for its subscription television business, the Company has sought unsuccessfully on several occasions to raise the additional capital necessary to execute its business plan. In the summer of 1996, the Company was forced to abandon a proposed high-yield senior note financing, due to unfavorable market conditions and to delays in the FCC review process which limited the Company to a business analogous to that of "wireless cable" or Multichannel Multipoint Distribution Systems ("MMDS") operators. Regulatory delay also inhibited the development of advanced, digital LMDS equipment by third party suppliers, that would permit LMDS operators to offer the broad range of services the proposed LMDS rules would permit.

         In 1997, the Company considered a variety of financing alternatives, including a new high yield offering, and entered into negotiations with a syndicate of banks for a $40 million line of credit, but this financing was delayed when key proposed syndicate members informed the Company in the latter part of the year that a formal loan commitment would have to await the outcome of the LMDS Auction. The auction had originally been scheduled to begin on December 10, 1997 but commencement was delayed until February 18, 1998.

         On December 31, 1997, after it became apparent that this financing was not forthcoming, the Company, recognizing an impending liquidity crisis, instituted a round of layoffs and ceased active promotion of its subscription television service.

         In early 1998, the Company held discussions with representatives of a number of leading investment banks, seeking a lead underwriter for a high yield senior note offering and bridge financing until such offering was consummated. During this time period, divisions within the Board of Directors over governance and other matters, more fully described below, came to the fore, and began to interfere with the Company's execution of its business and financing plans. See "Recommendation of the Board of Directors."

         By March 1998, the Company recognized that unless it could promptly obtain committed sources of additional financing, it would not have sufficient financial resources to meet its obligations, and therefore entered into two equity financing arrangements (the "April Financings") which gave the Company the right to sell equity to third parties for an aggregate of $12.0 million, at prices based in part on the future market price of the Company's Common Stock. These financings had the potential of being highly dilutive to the Company's existing stockholders in the event of a sharp decline in the price of the Company's Common Stock, which, in fact, occurred.


         One of the two financings required Marion Interglobal Ltd. ("Marion") to exercise a warrant to purchase $2.0 million of the Company's Common Stock, at 80% of its average market price over a "look-back" period, subject to a cap of $3.20 per share and a floor of $1.60 per share, on or before June 30, 1998. Marion refused the Company's demand to pay the warrant exercise price when due on June 30, 1998, at a time when the exercise price was above the then-current market price of the Company's Common Stock. The Company plans to commence litigation against Marion for non-performance and resulting damages following consummation of the Spectrum Assignment and is currently in the process of selecting counsel to conduct the litigation. Other than the voting rights pertaining to the 110,000 shares of Common Stock that Marion owned as of the Record Date, Marion is not entitled to any voting rights that could affect the approval of the LMDS Purchase Agreement.

         In the second of the April Financings, an affiliate of Credit Suisse First Boston now known as Marshall Capital Management ("MCM") purchased ^ 3,500 shares of convertible preferred stock (the "Convertible Preferred Stock") for a purchase price of $3.5 million, which are convertible at MCM's option into the Company's Common Stock, at a conversion price of $5.25 per share, subject to adjustment on July 6, 1998 to 88% of the average market price over a "look-back" period, subject to a cap of $5.25 per share. ^ Unlike the Marion financing, the anti-dilution and reset provisions of the MCM financing are not subject to a floor price. The MCM financing originally contemplated two additional tranches of $3.0 million and $3.5 million respectively, which, subject to certain conditions, were subsequently waived by mutual agreement of the parties.

         MCM has advised the Company of its view that the conversion price of the Convertible Preferred Stock is subject to further adjustment as a result of two repricing events: the first occuring on June 19, 1998 as a result of MCM's inability to sell shares of Common Stock during the period when the Company was in negotiations with third parties regarding an assignment of all or a portion of its LMDS license, and the second occuring on July 22, 1998 as a result of the Company's failure to register additional shares of Common Stock for sale by MCM. If an adjustment were made to give effect to the second repricing event, as of September __, 1998, MCM's remaining [3,490] shares of Convertible Preferred Stock would be convertible, subject to certain conditions and restrictions, into a minimum of [37,226,666] shares of Common Stock, representing approximately __% of the Company's outstanding shares of Common Stock, after giving effect to such conversion. Other than the voting rights pertaining to the shares of Common Stock that MCM owned as of the Record Date, MCM is not entitled to any voting rights that could affect the approval of the LMDS Purchase Agreement. As of the Record Date, MCM owned _____ shares of Common Stock. Failure to comply with the terms of the Convertible Preferred Stock would also result in a mandatory redemption event, entitling holders to redeem their shares of Convertible Preferred Stock for a per share cash price equal to 130% of (i) the stated value ($1,000) plus (ii) accrued and unpaid dividends thereon.


         The Company believed at the time of the April Financings that such financings would provide it with sufficient liquidity to continue its operations on a reduced basis through the end of 1998, and give the Company time to seek alternative sources of financing on terms more favorable to the Company. However, following the announcement of the April Financings, the Company's stock price began a significant and sustained decline and the Company's suppliers began demanding payment terms substantially more aggressive than the Company's business plan had anticipated.


         On May 6, 1998, the Company engaged Wasserstein Perella & Co., Inc. ("WP&Co."). to explore a number of strategic alternatives on the Company's behalf, including ^ a merger or sale of the Company to a third party, a capital infusion or a joint venture transaction. WP&Co. immediately commenced its analysis of the Company and its financial situation and alternatives, and began the preparation of an Offering Memorandum describing the Company.

         WP&Co. contacted approximately 130 potential investors including LMDS Auction participants, media/telecommunications funds and entrepreneurs and participants in related industries, including wired and wireless competitive local exchange telephone companies ("CLECs"), cable television companies, incumbent local telephone companies, long distance telephone companies, ^ Internet service providers, wireless cable companies, direct broadcast satellite companies and electric utilities regarding a potential merger or sale of the Company, capital infusion or joint venture. Based on the response to its preliminary inquiries, WP&Co. sent the Offering Memorandum to approximately 70 parties on and after May 20, 1998, requesting interested parties to give preliminary indications of interest by June 6, 1998.

         ^ When the June 6, 1998 deadline for submission of preliminary indications of interest arrived, WP&Co. had received only two formal indications of interest, neither of which provided an indication of valuation. Subsequent to the deadline, WP&Co. received a third formal indication of interest. WP&Co. reported to the Company that most of the parties to whom it spoke which expressed any interest in pursuing a transaction with the Company (including all of whom it thought were most likely to have the ability to move as quickly as the Company's financial situation required) expressed interest only in the Company's LMDS license, and not in the Company's business as a whole. Indeed, WP&Co. reported to the Company that none of the interested parties appeared willing to ascribe significant value to the Company's other assets, which include its installed LMDS system (which includes a head-end, transmitters, repeaters and subscriber equipment) and its existing base of multi-channel television subscribers. ^


         In light of its financial situation, but desiring to realize value from its installed base of LMDS equipment, the Company authorized WP&Co. to seek bids for either the 850 MHz portion of its LMDS license or the two 150 MHz portions thereof. Accordingly, on Friday, June 19, 1998, WP&Co. requested binding offers by June 24, 1998 from the six parties it deemed to be both most interested in acquiring such spectrum and capable of acting within the Company's compressed time frame. The only offer received by such deadline in response to this request was a $27.5 million bid for the Company's entire 1,150 MHz license, which came from the Competing Bidder. Such bid was conditioned on, among other things, the Company's delivering the written consent of the holders of a majority of the Company's outstanding Common Stock to the proposed transaction at the time an agreement relating thereto was signed.

         Meanwhile, the Chairman of WinStar had communicated directly to the Company's Chairman WinStar's unwillingness to participate in the formal auction process, coupled with its serious interest in acquiring all or at least 850 MHz of the Company's LMDS spectrum. The essential terms of the Spectrum Assignment described herein were established during the closing days of June and in early July, through a series of direct negotiations between the Company's Chairman and WinStar.

         The Board of Directors met at a meeting commencing on June 28, 1998 which continued thereafter on June 29, July 6 and July 7 to consider the offers from WinStar and the Competing Bidder, and the Company's financial situation and prospects. During this time, the Board of Directors was aware of payments in respect of the Company's long-term debt due on June 30, 1998 and July 1, 1998 and also of the need to make itself fully informed of the proposed transactions, while managing the bidding process so as to obtain the best possible result for its stockholders under the circumstances.

         At the Board meeting, the Board of Directors reviewed draft documentation relating to the proposal from WinStar, as well as the terms of the initial and subsequent offers received from the Competing Bidder (as described below), received advice of its counsel, and a presentation from representatives of WP&Co. which included a description of the bidding process. After receiving WP&Co.'s initial presentation on June 29, 1998, the Board of Directors decided to request that WP&Co. conduct an analysis to determine whether the consideration to be received in the Spectrum Assignment was fair to CVNY from a financial point of view. WP&Co. delivered its opinion to that effect to the Board of Directors orally at the July 6, 1998 portion of the meeting of the Board of Directors and subsequently confirmed its opinion in writing. The Board of Directors also directed its officers and representatives during this period to endeavor to the greatest possible extent to keep both bidders interested until definitive documentation had been signed with one of them. The Board of Directors was also mindful of the need for any transaction to have the approval of its principal lender, J.P. Morgan Investment Management, Inc. ("JPMIM"), which was being asked to waive the default in the payment of $2.8 million due on June 30, 1998 and agree to a debt restructuring that would defer additional principal payments until the closing of the contemplated transaction.


         WinStar offered $32.5 million for 850 MHz of the LMDS spectrum, and the secured loan components of its offer were subsequently negotiated in order to accommodate the Company's need for operational liquidity and JPMIM's requirements. The Competing Bidder subsequently offered to buy a 1,000 MHz portion of the Company's LMDS spectrum for $23.9 million, with a right of first refusal covering the balance of the spectrum. The Competing Bidder subsequently made an oral proposal, which WP&Co. presented to the members of the Board of Directors, to acquire 1150 MHz of the Company's LMDS spectrum for $40 million, which the Board of Directors considered seriously.^

         The Board of Directors requested and received from management a financial comparison of the values potentially realizable for stockholders by selling 1150 MHz of the Company's LMDS spectrum for $40 million, as compared to selling an 850 MHz portion thereof for $32.5 million under circumstances that would preserve a portion of the Company's LMDS transmission infrastructure as a medium for delivery of high-speed ^ Internet service, and concluded that, while it had insufficient information at that time to commit the Company irrevocably to an ^ Internet-based business plan, such a plan appeared to be sufficiently promising, in terms of creating the possibility of additional stockholder value, that the Board of Directors determined that it would not be in the Company's best interest to assign 1150 MHz of its spectrum for $40 million. The Board of Directors then directed WP&Co. to continue to seek improved offers from the Competing Bidder for 850 MHz of LMDS spectrum.


         On July 6, 1998, when the WinStar documentation was substantially complete, the Competing Bidder submitted its final written proposal to purchase 850 MHz of spectrum for $34.0 million on substantially the terms offered by WinStar, but with two important differences. First, while the Competing Bidder was prepared to put $10 million of its purchase price into escrow, it was not prepared to lend the Company as much money for the purpose of repaying existing debtholders as was WinStar. The Competing Bidder's proposal only provided for secured loans of $250,000 per month up to an aggregate of $1.25 million. Second, the Competing Bidder's offer was still conditioned on the advance written consent of stockholders holding a majority of the Company's Common Stock. WinStar's original offer had contained the same stockholder approval requirement, but when both bidders were informed that no such consent was likely to be forthcoming from one of the members of the Board of Directors, Bernard B. Bossard ("Bossard"), WinStar reduced its requirement to an agreement from Shant and Vahak Hovnanian to vote in favor of the transaction, while the Competing Bidder stood firm in its original position.


         Prior to accepting the WinStar bid, the Board of Directors carefully considered the Competing Bidder's final proposal. The members of the Board of Directors noted that the amount of the Competing Bidder's offer was not significantly more than WinStar's, and the Company's officers noted that, due to the absence of immediate funding for the Company's principal debtholders, any apparent premium would likely be fully absorbed by additional consideration that the debtholders would demand for their consent to such a transaction, assuming that such consent could be obtained at all. The Board of Directors also believed that the Competing Bidder's requirement for prior, written consent of a majority of the Company's stockholders was incapable of fulfillment due to Bernard Bossard's unwillingness to consent to the transaction at the time: Mr. Bossard indicated that he intended to reserve his right to vote as a stockholder either for or against the transaction.


Factors Considered by the Board of Directors;^ Recommendation of the Board of Directors


         Factors Considered by the Board of Directors. The Board of Directors considered the following factors in approving and adopting the LMDS Purchase
Agreement:


               Although the Company  desired to explore all available  strategic alternatives, WP&Co. advised the Company that most of the parties to whom it spoke that expressed any interest in pursuing a transaction with the Company (including all of whom it thought were most likely to have the ability to move as quickly as the Company's financial situation required) expressed interest only in the Company's LMDS license, and not in the Company's business as a whole. In light of the Company's deteriorating financial situation, the Board of Directors believed that pursuing a transaction involving an assignment of all or a portion of the Company's LMDS license was in the best interest of the Company.

               The Board of  Directors  considered  management's  belief that an assignment of a portion of the spectrum covered by the Company's LMDS license as contemplated by the WinStar transaction would be more favorable to the Company than a sale of all of its spectrum as it would not preclude the Company from conducting an LMDS business in the future. The Board of Directors did recognize the fact that the WinStar transaction would require the Company to discontinue its multi-channel subscription television business, which has accounted for substantially all of the Company's revenues to date.

               Pursuant to terms of the LMDS Purchase Agreement,  WinStar agreed to make an initial secured loan of $3.5 million to the Company, which was necessary to alleviate the Company's immediate liquidity crisis. Also pursuant to terms of the LMDS Purchase Agreement,
              WinStar agreed to make an additional $2.0 million loan upon stockholder approval of the Spectrum Assignment. The terms proposed by the Competing Bidder did not provide a commitment to make loans that would alleviate the Company's immediate liquidity crisis. The Board of Directors considered the fact that the amount of the Competing Bidder's offer price was somewhat higher than WinStar's, but it was the consensus of the members of the Board of Directors that any apparent premium would likely be fully absorbed by additional consideration that the debtholders would demand for their consent to such a transaction, assuming that such consent could be obtained at all.

               The Board of Directors also believed that the Competing  Bidder's requirement for prior, written consent of a majority of the Company's stockholders was incapable of fulfillment due to Bernard Bossard's unwillingness to consent to the transaction proposed by the Competing Bidder.



         Recommendation of the Board of Directors. On July 7, 1998, four of the five members of the Board of Directors of the Company, for the reasons stated above, and based, in part, on the opinion of WP&Co., (i) determined that the Spectrum Assignment and the transactions contemplated by the LMDS Purchase Agreement were fair, equitable and in the best interests of the Company and its stockholders, (ii) approved and adopted the LMDS Purchase Agreement and (iii) recommended that the stockholders vote in favor of the Spectrum Assignment.


         Bernard Bossard voted against the transaction, stating that he could not support any transaction unless the Company's chief executive officer, Shant
S. Hovnanian, resigned from all positions with the Company and acknowledged that VisionStar already was an asset of the Company. Bossard also expressed an unwillingness to sign a voting agreement with respect to the proposed transaction, reserving his right to vote for or against the transaction in his discretion at the Special Meeting, depending, in part, he has stated, on the views of the other stockholders.


Opinion of Financial Advisor

         WP&Co. was retained by the Board of Directors to act as the Company's financial advisor because of its expertise and the reputation of its senior professionals in the areas of mergers and acquisitions and the commitment of senior personnel of the firm to work on the assignment. WP&Co., as part of its investment banking business, is regularly engaged in the valuation of businesses in connection with mergers and acquisitions and other corporate purposes.

         On July 10, 1998, WP&Co. delivered to the Board of Directors a written opinion confirming the oral opinion previously delivered to the Board of Directors on July 6, 1998 (the "WP&Co. Opinion") that, as of such date and based upon and subject to the matters set forth therein, the consideration to be received in the Spectrum Assignment was fair to CVNY from a financial point of view.

         THE FULL TEXT OF THE WP&CO. OPINION, WHICH SETS FORTH THE PROCEDURES FOLLOWED, THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY WP&CO. IN RENDERING ITS OPINION, IS ATTACHED AS APPENDIX B TO THIS PROXY STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. STOCKHOLDERS ARE URGED TO READ THE WP&CO. OPINION IN ITS ENTIRETY. THE WP&CO. OPINION IS DIRECTED TO THE BOARD OF DIRECTORS AND RELATES ONLY TO THE FAIRNESS FROM A FINANCIAL POINT OF VIEW TO CVNY OF THE CONSIDERATION TO BE RECEIVED IN THE SPECTRUM ASSIGNMENT AND DOES NOT ADDRESS ANY OTHER ASPECT OF THE SPECTRUM ASSIGNMENT OR CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER OF THE COMPANY AS TO HOW SUCH STOCKHOLDER SHOULD VOTE WITH RESPECT TO THE LMDS PURCHASE AGREEMENT. REFERENCES TO THE
WP&CO. OPINION AND THE SUMMARY OF THE WP&CO. OPINION CONTAINED HEREIN ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE FULL TEXT THEREOF.

         In connection with rendering its opinion, WP&Co. informed itself of aspects of the Company's business, operations, financial condition and prospects and of terms of the proposed Spectrum Assignment which it deemed appropriate. WP&Co. reviewed, among other things, the LMDS Purchase Agreement and certain data relating to CVNY's LMDS license and reviewed and considered the results of the LMDS Auction. WP&Co. also discussed the Company's business and prospects with the Company's senior management. WP&Co. performed such other financial studies, analyses and investigations, and reviewed such other information as it considered appropriate for rendering its opinion. In the course of its review, WP&Co. also assumed and relied upon, without independent verification, the accuracy and completeness of all of the financial and other information provided to or discussed with it or otherwise publicly available. The WP&Co. Opinion assumes that the Spectrum Assignment will be consummated in accordance with the terms of the LMDS Purchase Agreement without waiver or modification of any of the material terms or conditions contained therein and that obtaining all regulatory and other approval and third party consents required for consummation of the Spectrum Assignment will not have an adverse impact on the Company. In addition, the WP&Co. Opinion assumes that any taxable gain to be recognized by the Company as a result of the Spectrum Assignment will be offset by existing net operating loss carryforwards available to the Company.


         In preparing its opinion, WP&Co. performed a variety of financial and comparative analyses. The summary of WP&Co.'s financial and other analyses set forth below ^ is a summary of all of the material analyses underlying the WP&Co. Opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, WP&Co. made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, WP&Co. believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, could create a misleading or incomplete view of the processes underlying such analyses and the WP&Co. ^ Opinion. In performing its analyses, WP&Co. made numerous assumptions with respect to the Company, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company. No FCC license or transaction used in such analyses as a comparison is identical to CVNY's LMDS license or the Spectrum Assignment, nor is an evaluation of the results of such analyses entirely mathematical; rather, such analyses involve complex considerations and judgments concerning specific markets, financial and operating characteristics and other factors that could affect the values of the assets or transactions being analyzed. The estimates contained in such analyses and the results of any particular analysis are not necessarily indicative of actual values or predictive of future values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or assets do not purport to be appraisals or to reflect the prices at which businesses or assets actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.


         In rendering the WP&Co. Opinion, WP&Co. placed significant reliance on the fact that the LMDS Purchase Agreement resulted from an approximately nine-week sale process during which acquisition and investment proposals were solicited by or on behalf of the Company from approximately 130 potential purchasers, including approximately 70 parties that were provided evaluation material covering the Company generally. WP&Co. viewed the results of the recently completed LMDS Auction to be the most relevant other data to consider in determining whether the consideration to be received in the proposed Spectrum Assignment is fair to CVNY from a financial point of view. WP&Co. analyzed the results of the LMDS Auction and compared winning bids for licenses in the LMDS Auction to the consideration to be received in the Spectrum Assignment on both a per POP basis and a per POP per MHz basis. In considering the results of the LMDS Auction, WP&Co. (i) placed more weight on the winning bids for the A Block (1,150 MHz) than on the winning bids for the B Block (150 MHz); (ii) placed more weight on the winning bids for markets which it deemed more comparable to the New York PMSA than on the winning bids for other less comparable markets; and
(c) placed more weight on the net amounts of winning bids than on the gross amounts.

         WP&Co. further determined that certain valuation methodologies traditionally used to value companies as going concerns, including comparable company analysis, comparable acquisition analysis and discounted cash flow analysis, were not relevant to its analysis of the Spectrum Assignment, and WP&Co. therefore did not consider such analyses in formulating the WP&Co. Opinion. WP&Co. pointed out, with the Board of Director's consent and agreement, that WP&Co. was not opining in any way as to the Company's underlying business decision to effect the Spectrum Assignment, the merits of the Spectrum Assignment versus potential alternative transactions or actions (including the assignment of 1150 MHz of spectrum or the seeking of protection from creditors of CVNY or the Company under applicable bankruptcy laws), the solvency of the Company or of CVNY, the viability of the Company's business strategy following the Spectrum Assignment or the value of the Company's remaining business following the Spectrum Assignment, which were determinations made by the Board of Directors itself based on management presentations. Nor did WP&Co. opine as to the relative merits of the competing proposals, whose merits and feasibility were also reviewed and assessed directly by the Board.

         In the ordinary course of business, WP&Co. and its affiliates may actively trade the debt and equity securities of the Company and WinStar and their respective affiliates for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in securities.

         Pursuant to an engagement letter with WP&Co., the Company paid WP&Co. a financial advisory fee in the form of warrants to purchase 50,000 shares of common stock of the Company for $0.01 per share and has agreed to pay WP&Co. a transaction fee calculated to equal $1.05 million, $250,000 of which was paid upon delivery of the WP&Co. Opinion and the balance of which will be paid upon consummation of the Spectrum Assignment. The Company has agreed to reimburse WP&Co. for its out-of-pocket expenses, including the fees and expenses of its legal counsel, incurred in connection with its engagement, and to indemnify WP&Co. and certain related persons against certain liabilities and expenses relating to or arising out of its engagement, including certain liabilities under the federal securities laws.

Certain Federal Income Tax Consequences

         The following summary of the anticipated federal income tax consequences to the Company of the proposed Spectrum Assignment is not intended as tax advice and is not intended to be a complete description of the federal income tax consequences of the proposed Spectrum Assignment. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), as presently in effect, the rules and regulations promulgated thereunder, current administrative interpretations and court decisions. No assurance can be given that future legislation, regulations, administrative interpretations or court decisions will not significantly change these authorities (possibly with retroactive effect).

         No rulings have been requested or received from the Internal Revenue Service ("IRS") as to the matters herein discussed and there is no intent to seek any such ruling. Accordingly, no assurance can be given that the IRS will not challenge the tax treatment of certain matters discussed or, if it does challenge the tax treatment, that it will not be successful.

         The Spectrum Assignment will be treated as a taxable transaction by the Company upon which gain or loss will be recognized by the Company. The amount of gain or loss recognized by the Company with respect to the Spectrum Assignment will be measured by the difference between the amount realized by the Company on the assignment of the LMDS license and the Company's tax basis in that license. The amount realized by the Company on the Spectrum Assignment will include the amount of cash received, net of expenses, and the fair market value of any other property received in accordance with the rules prescribed under Section 1060(a) of the Code. The Company's basis in its assets is generally equal to their cost, as adjusted for certain items, such as depreciation. The Company believes it will recognize an approximate net gain of $___________ as a result of the Spectrum Assignment, and that its net operating loss and tax credit carryovers will offset a substantial portion of the projected gain on the Spectrum Assignment.

         The proposed Spectrum Assignment will not produce any separate and independent federal income tax consequences to the Company's stockholders.

Accounting Treatment

         Under generally accepted accounting principles, the amount of gain to be recognized by the Company with respect to the Spectrum Assignment will generally be measured by the difference between the amount realized by the Company on the assignment of the LMDS license and the Company's basis in the assets deemed not necessary by the Company at that time in the future conduct of its business.

Regulatory Approvals

         No federal or state regulatory approvals are required to be obtained, nor any regulatory requirements complied with, in connection with the consummation of the Spectrum Assignment by any party to the LMDS Purchase Agreement, except for (i) the filing by each of WinStar and the Company of a Premerger Notification and Report Form pursuant to the HSR Act, (ii) the prior approval by the FCC of the assignment of the 850 MHz LMDS license to WinStar,
(iii) the requirements of the Delaware General Corporation Law in connection with stockholder approvals and consummation of the Spectrum Assignment and (iv) the requirements of federal securities laws.

Fees and Expenses

         Estimated cash fees and expenses incurred or to be incurred by the Company in connection with the Spectrum Assignment are investment banking fees and expenses of $1.05 million ($250,000 of which has been paid), legal fees and expenses of $_____, filing fees of $____, accounting fees of $_______ and miscellaneous fees and expenses of $_______. In addition, the Company granted WP&Co. a warrant to purchase 50,000 shares of Common Stock with registration rights at an exercise price of $0.01 per share.

         The LMDS Purchase Agreement provides that all costs and expenses incurred in connection with the LMDS Purchase Agreement and the Spectrum Assignment will be paid by the party incurring such expense; provided that as of the Closing Date the Company will reimburse WinStar's reasonable fees and expenses of counsel incurred in connection with the negotiation and preparation of the documents relating to the transactions contemplated by the LMDS Purchase Agreement and the prosecution of the FCC applications contemplated thereby in an amount not to exceed $50,000. If the LMDS Purchase Agreement is terminated prior to the Closing Date, under certain circumstances, the Company will be required to pay WinStar a termination fee of $1,625,000 and reimburse WinStar for expenses in an amount not to exceed $325,000. See "The LMDS Purchase Agreement--Fees and Expenses."

         The Company will not pay any fees or commissions to any broker or dealer or any other person for soliciting its stockholders in connection with the Spectrum Assignment. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Company for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

                               THE SPECIAL MEETING

Matters to Be Considered at the Special Meeting


         Each copy of this Proxy Statement mailed to stockholders is accompanied by a proxy card furnished in connection with the solicitation of proxies by the Board of Directors for use at the Special Meeting. The Special Meeting is scheduled to be held at 10:00 a.m., Eastern time, on ^ October __, 1998, at [The Lotos Club, 5 East 66th Street, New York, New York 10021]. At the Special Meeting, stockholders will consider and vote upon (i) a proposal to approve and adopt the LMDS Purchase Agreement and (ii) such other matters as may properly be brought before the Special Meeting.

         The Board of Directors has determined that the Spectrum Assignment and the LMDS Purchase Agreement are fair to, and in the best interests of, the Company and its stockholders and has approved the Spectrum Assignment and the LMDS Purchase Agreement by a majority vote of all directors present at the relevant meeting.


         ^ Approval of the LMDS Purchase Agreement is of particular importance to the Company at this time because the Company is experiencing a significant liquidity crisis and, without completion of the Spectrum Assignment, will very likely be unable to continue as a going concern. Management of the Company believes that if the Spectrum Assignment is completed, the Company will have adequate financial resources to continue as a going concern and will be able to assess its ongoing business prospects without immediate concern of a failure of its business.

         A MAJORITY OF THE BOARD OF DIRECTORS RECOMMENDS THAT ^ YOU VOTE "FOR" THE APPROVAL AND ADOPTION OF THE LMDS PURCHASE AGREEMENT. See "Special Factors--Background and Purpose of the Spectrum Assignment" and "--Recommendation of the Board of Directors."

         STOCKHOLDERS ARE REQUESTED PROMPTLY TO COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD.

Record Date and Voting

         The Board of Directors has fixed the close of business on ^ September __, 1998, as the Record Date for the determination of the holders of Common Stock entitled to notice of, and to vote at, the Special Meeting. Only stockholders of record at the close of business on that date will be entitled to receive notice of, or to vote at, the Special Meeting. At the close of business on the Record Date, there were __________ shares of Common Stock outstanding and entitled to vote at the Special Meeting, held by approximately __ stockholders of record.


         Each holder of Common Stock on the Record Date will be entitled to one vote for each share held of record. The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock entitled to be voted at the Special Meeting is necessary to constitute a quorum for the transaction of business. Abstentions (including broker non-votes) will be included in the calculation of the number of votes represented at the Special Meeting for purposes of determining whether a quorum has been achieved.

         If the enclosed proxy card is properly executed and received by the Company in time to be voted at the Special Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Properly executed proxies with no instructions indicated thereon will be voted "FOR" the approval and adoption of the LMDS Purchase Agreement.

         The Board of Directors is not aware of any matters other than that set forth in the Notice of Special Meeting of Stockholders that may be brought before the Special Meeting. If any other matters properly come before the Special Meeting, including a motion to adjourn the meeting for the purpose of soliciting additional proxies, the persons named in the accompanying proxy will vote the shares represented by all properly executed proxies on such matters in their discretion, except that shares represented by proxies which have been voted "against" the approval of the LMDS Purchase Agreement will not be used to vote "for" adjournment of the Special Meeting for the purpose of allowing additional time for soliciting additional votes "for" the LMDS Purchase Agreement. See "--Vote Required; Revocability of Proxies."

Vote Required; Revocability of Proxies


         The affirmative vote of holders of a majority of the outstanding shares of Common Stock entitled to vote thereon is required to approve and adopt the LMDS Purchase Agreement. As of the Record Date, (i) Shant and Vahak Hovnanian owned, in the aggregate, 6,836,809 shares of Common Stock, representing approximately ^__% of such shares outstanding and (ii) Bernard Bossard, a director of the Company owned an additional 3,272,656 shares of Common Stock, representing approximately ^__% of such shares outstanding. The Hovnanians have agreed to vote, or cause to be voted, all of the shares of Common Stock then owned by them in favor of the approval of the Spectrum Assignment and the authorization and adoption of the LMDS Purchase Agreement. To the knowledge of the Company, the directors and executive officers of the Company intend to vote their shares in favor of the approval and adoption of the LMDS Purchase Agreement, with the exception of Bossard, who has reserved his rights with respect thereto. See "Special Factors--Recommendation of the Board of Directors."


         Because the required vote of the stockholders on the LMDS Purchase Agreement is based upon the total number of outstanding shares of Common Stock, the failure to submit a proxy card (or to vote in person at the Special Meeting) or the abstention from voting by a stockholder will have the same effect as a vote against approval and adoption of the LMDS Purchase Agreement. Brokers holding shares of Common Stock as nominees will not have discretionary authority to vote such shares in the absence of instructions from the beneficial owners thereof.

         A  stockholder  may revoke a proxy at any time prior to its exercise by
(i) delivering to _______, Secretary, CellularVision USA, Inc., 140 58th Street, Suite 7E, Brooklyn, New York 11220, a written notice of revocation of proxy prior to the Special Meeting, (ii) delivering prior to the Special Meeting a duly executed proxy bearing a later date or (iii) attending the Special Meeting and voting in person. The presence of a stockholder at the Special Meeting will not in and of itself automatically revoke such stockholder's proxy.

         If for any reason the Special Meeting is adjourned, at any subsequent reconvening of the Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Special Meeting, except for any proxies which have theretofore effectively been revoked or withdrawn.

         The obligation of the Company to consummate the Spectrum Assignment is subject, among other things, to the condition that the stockholders approve and adopt the LMDS Purchase Agreement, and its failure to obtain such approval on or before October 10, 1998 would give WinStar the right to terminate the LMDS Purchase Agreement and receive a termination fee and reimbursement of certain expenses. See "The LMDS Purchase Agreement--Conditions to the Spectrum Assignment," and "--Termination."

Solicitation of Proxies

         The Company will bear the costs of soliciting proxies from stockholders. In addition to soliciting proxies by mail, directors, officers and employees of the Company, without receiving additional compensation therefor, may solicit proxies by telephone, by facsimile or in person. Arrangements may also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares held of record by such persons, and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

Dissenting Stockholder Rights

         Stockholders   of  the  Company  are  not   entitled  to  appraisal  or
dissenters' rights pursuant to Section 262 of the Delaware General Corporation Law.

                           THE LMDS PURCHASE AGREEMENT


         The following is a summary of ^ the material provisions of the LMDS Purchase Agreement, a copy of which is attached hereto as Appendix A and incorporated by reference herein. All references to and summaries of the LMDS Purchase Agreement in this Proxy Statement are qualified in their entirety by reference to the LMDS Purchase Agreement. Stockholders are urged to read the LMDS Purchase Agreement carefully and in its entirety.


General

         The LMDS Purchase Agreement provides for the assignment by the Company of 850 MHz of the spectrum covered by its LMDS A Block License (the "License") to WinStar for a purchase price of $32,500,000 (the "Spectrum Assignment"). Pursuant to the terms of LMDS Purchase Agreement, shortly after entering into the agreement, WinStar made a secured loan of $3.5 million to the Company, which was used to pay outstanding obligations and fund a portion of the Company's ongoing operations and the wind-down of its subscription television business as required by the LMDS Purchase Agreement. In addition, when the Company receives the approval of stockholders of the LMDS Purchase Agreement at the Special Meeting, WinStar will make an additional secured loan to the Company in the amount of $2 million, with principal and interest payable in full at the closing by way of offset against the purchase price then due or on such earlier date as the LMDS Purchase Agreement may be terminated in accordance with its terms. All of the loans by WinStar to the Company are secured by a first priority interest in all of the assets of CVNY, and the guarantee by the Company of such loans are secured by a pledge of all of its shares of CellularVision Capital Corp. and its limited partnership interests in CVNY.

Representations and Warranties

         The LMDS Purchase Agreement contains various representations and warranties of the Company to WinStar, including with respect to the following matters: (i) the due organization and valid existence of the Company and its subsidiaries and similar corporate matters; (ii) the due authorization, execution and delivery of the LMDS Purchase Agreement, its binding effect on the Company and CVNY; (iii) the lack of conflicts between the LMDS Purchase Agreement and the transactions contemplated thereby with the Company's and CVNY's constituent documents or any contract by which the Company or CVNY is bound; (iv) the legal and beneficial ownership of the License by CVNY, free and clear of all liens; (v) the right of CVNY to effect the disaggregation of spectrum contemplated by the Spectrum Assignment; (vi) regulatory compliance; and (vii) various other matters.

         The LMDS Purchase Agreement also includes certain representations and warranties by WinStar, including representations and warranties regarding: (i) the due authorization, execution and delivery of the LMDS Purchase Agreement,
(ii) its binding effect on WinStar; (iii) the lack of conflicts between the LMDS Purchase Agreement and the transactions contemplated thereby with WinStar's constituent documents or any contract by which WinStar is bound.

Exclusivity

         Pursuant to the LMDS Purchase Agreement, the Company and CVNY have agreed not to discuss a possible sale, lease or other disposition of or by CVNY or the Company that is not consistent with the Spectrum Assignment.

Conditions to the Spectrum Assignment


         Pursuant to the LMDS Purchase Agreement, the respective obligations of each party to effect the Spectrum Assignment are subject to the satisfaction on or prior to the Closing Date of each of the following conditions: (i) the approval and adoption of the LMDS Purchase Agreement by the affirmative vote of holders of a majority of the outstanding shares of Common Stock entitled to vote thereon; (ii) the absence of any injunction preventing consummation of the Spectrum Assignment, (iii) the expiration or termination of any applicable waiting period required under the HSR Act, and (iv) prior consent from the FCC to the disaggregation of 850 MHz of spectrum from the Company's LMDS License and assignment of a license thereto to WinStar. The sale will also be conditioned upon the FCC consent becoming a final, nonappealable order no longer subject to review or reconsideration, unless WinStar waives this condition. . On August 28, 1998, the Company received notice from the Federal Trade Commission of the expiration of the applicable waiting period under the HSR Act. On September 3, 1998, the Supreme Court of the State of New York (the "Court") issued a temporary restraining order restraining and prohibiting the Company from transferring or paying any of its assets pending the Court's ruling on a motion made by M/A-COM, a division of AMP Incorporated, in connection with an arbitration proceeding (the "Arbitration") against the Company and certain other parties. On September 11, 1998, the Company filed papers with the Court opposing M/A-COM's motion and requesting that the Court vacate the temporary restraining order. The Company believes that neither the Company nor CVNY is a party to either the contract giving rise to M/A-COM's claim in the Arbitration or the contractual agreement to submit to arbitration and therefore expects that the Court will vacate such order.


         In addition, each party's obligation to close is subject to the following conditions: (i) the other party's representations and warranties under the LMDS Purchase Agreement and the Loan Documents (as defined in the LMDS Purchase Agreement) shall be true and correct on and as of the Closing Date as if made on and as of such date and (ii) the other party shall have performed all covenants to have been performed under the LMDS Purchase Agreement and the Loan Documents.

Termination

         Either the Company or WinStar, if not then in material breach of its obligations under the LMDS Purchase Agreement, may terminate the LMDS Purchase Agreement without any liability by written notice to the other party if the Closing Date has not occurred on or before January 31, 1999, provided, however, that WinStar may extend the date that termination would otherwise be permitted to June 30, 1999 and, thereafter, to December 31, 1999 if (i) WinStar is not in material breach of its obligations under the LMDS Purchase Agreement and (ii) on each such occasion WinStar makes a loan of $3.5 million to CVNY. WinStar may terminate the LMDS Purchase Agreement at any time if the Company has not obtained stockholder approval of the Spectrum Assignment by October 10, 1998.

         The LMDS Purchase Agreement provides that in the event of its termination, no party thereto will have any liability or further obligation to any other party to the LMDS Purchase Agreement, provided that certain obligations under the LMDS Purchase Agreement shall survive any termination, including the obligation to pay the termination fee as described under "--Fees and Expenses."

Fees and Expenses

         The LMDS Purchase Agreement provides that all costs and expenses incurred in connection with the LMDS Purchase Agreement and the Spectrum Assignment will be paid by the party incurring the expense; provided that as of the Closing Date the Company will reimburse WinStar's reasonable fees and expenses of counsel incurred in connection with the negotiation and preparation of the documents relating to the transactions contemplated by the LMDS Purchase Agreement and the prosecution of the FCC applications contemplated thereby in an amount not to exceed $50,000.

         If the LMDS Purchase Agreement is terminated (i) prior to the Closing Date by the Company or CVNY (other than as a result of a material breach by WinStar) and a court determines that specific enforcement in accordance with the terms of the LMDS Purchase Agreement is not available to WinStar or (ii) WinStar terminates the LMDS Purchase Agreement because the Company has not obtained stockholder approval of the Spectrum Assignment by October 10, 1998, then the Company will be required to pay WinStar a termination fee of $1,625,000 and reimburse WinStar for expenses in an amount not to exceed $325,000.

Access to Information

         The Company has agreed to give WinStar and its representatives access during normal business hours prior to the Closing Date to the premises of the Company and CVNY and to all accounting, financial and other records applicable to CVNY as WinStar may reasonably request for the purpose of confirming compliance with the LMDS Purchase Agreement and the Company shall furnish all information with respect to the business and affairs of CVNY as WinStar may reasonably request for such purpose. The Company and CVNY will cause their executives, employees, attorneys and accountants to make themselves available to provide reasonable cooperation to WinStar in connection with the Spectrum Assignment.

                 SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

         Set  forth   below  is  certain   historical   consolidated   financial
information of the Company. The selected financial information for, and as of the end of, each of the years in the five year period ended December 31, 1997 is derived from, and should be read in conjunction with, the historical consolidated financial statements of the Company and its subsidiaries, which consolidated financial statements have been audited by PricewaterhouseCoopers L.L.P., independent accountants. The selected financial information for, and as of the end of, the six-month periods ended June 30, 1998 and June 30, 1997 is derived from, and should be read in conjunction with, the Company's unaudited financial statements. Operating results for the six months ended June 30, 1998 are not necessarily indicative of results for the full year. The financial information that follows is qualified by reference to the financial statements and related notes incorporated by reference herein.


                                          (in thousands, except per share data)
                                                  Year Ended December 31,                            Six Months Ended June 30,
                             -------------------------------------------------------------------------------------------------------
                               1993            1994           1995           1996           1997           1997           1998
                             ----------     ----------     ----------     ----------     ----------    ----------      ----------
                                                                                                             (Unaudited)
Statement of Operations
Revenue...........           $       55    $       51     $    1,196     $    2,190     $    4,943    $    1,957      $    2,787
                             ----------    ----------     ----------     ----------     ----------    ----------      ----------


Service Costs.....                   24            39            603          1,175          2,314           955           1,121
Selling General
   and                            1,799         2,884          5,637         10,574         13,859         6,662           5,777
   administrative.
Management fees...                  250         1,546          2,699             --             --            --              --
Depreciation and
   amortization...                   73           188          1,376          2,258          3,881         1,796           2,729
                             ----------    ----------     ----------     ----------     ----------    ----------      ----------
Total operating
   expenses.......                2,146         4,657         10,315         14,007         20,054         9,413           9,628
                             ----------    ----------     ----------     ----------     ----------    ----------      ----------
Operating Loss....               (2,091)       (4,606)        (9,119)       (11,817)       (15,111)       (7,456)         (6,841)
Net interest
   income                           100        (1,393)        (2,184)           186           (152)          496            (538)
                                                                                                      ----------      ----------
   (expense) .....
Net loss..........           $   (1,991)   $   (5,999)    $  (11,303)    $  (11,631)    $  (15,263)   $   (7,406)     $   (7,379)
                             ==========    ==========     ==========     ==========     ==========    ==========      ==========

Per Share
Basic loss per
   common share(1)                                        $     (0.91)   $     (0.75)   $     (0.95)  $      (.46)    $      (.46)
Weighted average
   common shares
   outstanding (1)                                        12,395,142     15,576,478     16,000,000    16,000,000      16,055,304
Diluted loss per
   common share (1)..                                     $     (0.91)   $     (0.75)   $     (0.95)  $      (.46)    $      (.46)
Weighted average
   common shares
   outstanding (1)                                        12,395,142     15,576,478     16,000,000    16,000,000      16,055,304

Balance Sheet
   Data:
Cash and
   short-term                $   18,705    $   12,544     $    3,536     $   19,600     $      408    $    8,120      $       77
   investments....
Working capital
   (deficiency)...               17,766        10,470         (1,647)        16,765         (7,029)        5,539         (11,572)
Net property and
   equipment......                  407         3,469          6,322         14,158         20,608        15,826          19,014
Total assets......               20,096        16,922         12,995         35,924         23,154        26,305          20,893
Total debt........               15,000        16,922         12,995         35,924         23,154        26,305          20,893
Total liabilities.               16,115        18,861         26,314          8,972         11,464         6,758          13,081
Total stockholder
   equity                         3,981        (1,939)       (13,319)        26,952         11,690        19,547           7,812
   (deficit)......

(1) Historical loss per common share and weighted average common shares outstanding for the years ended December 31, 1993 and 1994 are not presented as they are not considered indicative of the on-going entity.


         DESCRIPTION OF SELECTED PRO FORMA EFFECTS ON FINANCIAL POSITION

         The following narrative is intended to describe the pro forma effect that consummation of the LMDS Purchase Agreement would have had on the Company's financial position as of June 30, 1998, as if such transaction had occurred on that date, and on the Company's results of operations for the six months ended June 30, 1998, as if such transaction had occurred on January 1, 1998. The Company believes that a narrative description of these pro forma effects would be more meaningful to stockholders than the presentation of pro forma financial statements.

Effects on financial position


         At June 30, 1998, the Company had outstanding liabilities in the amount of approximately $13,100,000, including the current portion of notes payable in the amount of approximately $7,900,000^ and accounts payable, accrued expenses and other liabilities in the amount of approximately $5,200,000. The Company intends to satisfy these obligations with a portion of the estimated $________ net proceeds to be received upon consummation of the Spectrum Assignment, after giving effect to the repayment of the first WinStar loan in the amount of $3.5 million and the second WinStar loan in the amount of $2.0 million. The remaining balance of approximately $________ would be available to the Company in the future course of its business, which might include the pursuit of an ^ Internet and/or other telecommunications business, a complete liquidation or other transactions with third parties.


         At June 30, 1998, the Company had property and equipment with a net carrying value aggregating approximately $3,099,000, represented by approximately $2,116,000 in set-top converters and approximately $983,000 in head-end equipment, which may have little or no value to the Company following the consummation of the Spectrum Assignment. The Company intends to write down the value of these assets after considering whether these assets have salvage or other value. The Company believes that its remaining property and equipment have value in the future course of its business.

Effects on results of operations

         For the six months ended June 30, 1998, the Company generated approximately $2,787,000 in revenue and incurred approximately $1,121,000 in service costs. These amounts were generated almost entirely as a result of its subscription television service which the Company will discontinue upon consummation of the Spectrum Assignment. Revenue to be generated following consummation of the Spectrum Assignment will depend upon the Company's future course of its business and cannot be predicted at this time.

         Selling, general and administrative expenses have decreased in the six months ended June 30, 1998, primarily as a result of reduced head-count-related costs as a result of personnel reductions at the end of 1997 and the first quarter of 1998 and will continue to decrease as a result of further reductions in early August 1998.

         For the six months ended June 30, 1998, the Company incurred interest expense in the amount of approximately $559,000 which would not have been incurred if the LMDS Purchase Agreement had been consummated on January 1, 1998.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

         The following table sets forth certain information, as of July 31, 1998, regarding the beneficial ownership of Common Stock by (i) each stockholder who is known by the Company to own more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each executive officer of the Company and (iv) all directors and executive officers of the Company as a group. Except as otherwise indicated, each of the persons listed below has (i) sole voting and investment power with respect to such stockholder's shares of stock, except to the extent that authority is shared by spouses under applicable law and (ii) record and beneficial ownership with respect to such stockholder's shares of stock.


                                                                             Common Stock
                                                                        Beneficially Owned (1)
                                                       -------------------------------------------------------
                Beneficial Owner                               Number                           Percent
-------------------------------------------------      ------------------------         -----------------------
Shant S. Hovnanian (2)......................                  3,614,154                            21.2%
Bernard B. Bossard (2)......................                  3,272,656                            19.2
Charles N. Garber (3).......................                     55,000                             *
John G. Walber (4)..........................                     61,500                             *
Vahak S. Hovnanian (2) (5)..................                  3,222,655                            18.9
Roy H. March (6)............................                      7,000                             *
Bruce G. McNeill (7)........................                      6,000                             *
Matthew J. Rinaldo (8)......................                      8,000                             *
All Directors and Executive Officers as a group
     (total 8 persons)......................                 10,246,965                            60.2%
^ Newstart Factors, Inc. (9)                                    883,706                             5.2%
                                                                -------                             ----
-------------------------------------------------                883,706                            5.2%
James D. Bennett (10)
---------------------

*Less than 1% of the outstanding Common Stock


(1) Pursuant to the regulations of the Securities and Exchange Commission (the "Commission"), shares are deemed to be "beneficially owned" by a person if such person directly or indirectly has or shares (i) the power to vote or dispose of such shares, whether or not such person has any pecuniary interest in such shares, or (ii) the right to acquire the power to vote or dispose of such shares within 60 days, including any right to acquire through the exercise of any option, warrant or right. No holder of the Convertible Preferred Stock is listed in this table because the terms of the Convertible Preferred Stock provide that no holder thereof may convert shares of Convertible Preferred Stock into Common Stock if as result of such conversion such holder would beneficially own more than 4.99% of the number of shares of Common Stock then issued and outstanding.


(2) Includes 52,678 shares of the 158,033 shares of Common Stock owned of records by Suite 12. The Founders hold equally all of the outstanding partnership interests of Suite 12.

(3) Includes options ("Options") to purchase 50,000 shares of Common Stock pursuant to the Company's 1995 Stock Incentive Plan which are fully vested and presently exercisable.

(4) Includes Options to purchase 55,000 shares of Common Stock pursuant to the Company's 1995 Stock Incentive Plan which are fully vested and presently exercisable.

(5) Includes 55,431 and 22,175 shares of Common Stock which Mr. Vahak S. Hovnanian is required to sell upon the exercise of outstanding warrants at a per share exercise price of $13.16 and $11.28, respectively. Also includes 160,000 shares which was donated to The Vahak and Paris Hovnanian Foundation which Mr. Hovnanian controls as well as 312,655 shares given to his wife, Paris Hasmig Hovnanian.

(6) Comprised entirely of Options to purchase shares of Common Stock pursuant to the Company's 1995 Stock Incentive Plan which are fully vested and presently exercisable.

(7) Comprised entirely of Options to purchase shares of Common Stock pursuant to the Company's 1995 Stock Incentive Plan which are fully vested and presently exercisable.

(8) Includes Options to purchase 7,000 shares of Common Stock pursuant to the Company's 1995 Stock Incentive Plan which are fully vested and presently exercisable, of which Options to purchase 1,000 shares of Common Stock were granted upon election to the Board of Directors at the 1998 Annual Meeting.


(9) The business address of ^ Newstart Factors, Inc. is 2 Stamford Plaza, Suite 1501, 281 Tresser Boulevard, Stamford, Connecticut, 06901.

(10) All shares indicated as owned by Mr. Bennett are owned by Newstart Factors, Inc. and are included because of Mr. Bennett's affiliation with Newstart Factors, Inc. Mr. Bennett is the sole stockholder of Newstart Factors, Inc. Mr. Bennett's business address is 2 Stamford Plaza, Suite 1501, 281 Tresser
         Boulevard, Stamford, Connecticut, 06901.


                         INDEPENDENT PUBLIC ACCOUNTANTS

         PricewaterhouseCoopers L.L.P. serves as the Company's independent certified public accountants. A representative of PricewaterhouseCoopers L.L.P. will be at the Special Meeting to answer questions by stockholders and will have the opportunity to make a statement, if so desired.

                           FORWARD-LOOKING STATEMENTS

         The Company has made certain forward-looking statements in this Proxy Statement and the documents incorporated by reference herein. These statements are based on the Company's management's beliefs and assumptions, based on information available to it at the time such statements were prepared. FORWARD-LOOKING STATEMENTS ARE NOT GUARANTEES OF PERFORMANCE. THEY INVOLVE RISKS, UNCERTAINTIES AND ASSUMPTIONS. THE FUTURE RESULTS AND STOCKHOLDER VALUES OF THE COMPANY MAY MATERIALLY DIFFER FROM THOSE EXPRESSED IN THESE FORWARD-LOOKING STATEMENTS. MANY OF THE FACTORS THAT WILL DETERMINE THESE RESULTS AND VALUES ARE BEYOND THE COMPANY'S ABILITY TO CONTROL OR PREDICT. STOCKHOLDERS ARE CAUTIONED NOT TO PUT UNDUE RELIANCE ON ANY FORWARD-LOOKING STATEMENTS.

                              AVAILABLE INFORMATION

         The Company is subject to the information reporting requirements of the Exchange Act, and the rules and regulations thereunder, and in accordance therewith files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information filed may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, or at the SEC's regional offices located at Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, IL 60661, and Suite 1300, Seven World Trade Center, New York, NY 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. Certain reports, proxy statements and other information concerning the Company also can be inspected on the SEC's web site at http://www.sec.gov. See "Incorporation Of Certain Documents By Reference."

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents previously filed by the Company with the SEC pursuant to the Exchange Act are hereby incorporated herein by this reference:

         The Company's Annual Report on Form 10-K for the year ended December 31, 1997;


         The Company's Current Reports on Form 8-K dated January 30, 1998, July 2, 1998, July 14, 1998, ^ August 6, 1998 and September 22, 1998, and
         Current Reports on Form 8-K/A dated July 15, 1998 and August 10, 1998; and


         The Company's Quarterly Reports on Form 10-Q for the quarters ended June 30, 1997, March 31, 1998 and June 30, 1998.

         In addition, all documents filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the date of the Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date any such document is filed.

         Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded. All information appearing in this Proxy Statement is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference, except to the extent set forth in the immediately preceding

         This Proxy Statement incorporates by reference documents that are not presented herein or delivered herewith. Copies of such documents (other than exhibits thereto which are not specifically incorporated by reference herein) are available, without charge, to any person, including any beneficial owner of Common Stock, to whom this Proxy Statement is delivered, upon oral or written request to _______, Secretary, CellularVision USA, Inc., 140 58th Street, Suite 7E, Brooklyn, New York 11220, telephone (718) 489-1200. In order to ensure delivery of documents prior to the Special Meeting, requests therefor should be made no later than , 1998.

                                                                      Appendix A
                       AGREEMENT TO PURCHASE LMDS LICENSE

         AGREEMENT TO PURCHASE LMDS LICENSE, dated as of July 10, 1998 (this "Agreement") by and between WinStar Communications, Inc., a Delaware corporation ("Purchaser"), CellularVision USA, Inc., a Delaware corporation ("CVUSA") and CellularVision of New York, L.P., a Delaware limited partnership ("Seller"),

         WHEREAS, Seller holds the LMDS A Block License (the "License") from the Federal Communications Commission (the "FCC") for the New York Primary Metropolitan Statistical Area (i.e., the five boroughs comprising the City of New York, and the contiguous New York State counties of Westchester, Rockland and Putnam), free and clear of all liens, claims, rights of usage by third parties and other encumbrances (collectively, "Liens"),

         WHEREAS, Seller and CVUSA have retained Wasserstein Perella & Co., Inc. ("WP&Co.") to advise them on the marketing and sale of the 850 MHz License and WP&Co. has managed the sale process, which included, among other things, contacting a large number of potential purchasers as well as active negotiations with certain potential purchasers, all of which resulted in the offer of the Purchase Price and the Loans (as hereinafter defined) all on the terms and conditions set forth herein, which CVUSA deems to be the best offer currently available for the 850 MHz License;

         WHEREAS, Seller intends to disaggregate 850 MHz of the spectrum covered by the License, comprised of the frequencies between 27.5 and 28.35 GHz and to be conveyed to Purchaser pursuant to a license granted by the FCC thereto (the "850 MHz License") and Purchaser wishes to purchase the 850 MHz License, upon the terms and subject to the conditions set forth herein, free and clear of all Liens.

         WHEREAS,  holders of a  majority  of the  outstanding  shares of common
stock  of  CVUSA  wish  to  irrevocably   consent  to  this  Agreement  and  the
transactions contemplated hereby;

         NOW, THEREFORE, in consideration of the premises, and the mutual conditions and obligations set forth herein, the parties hereto hereby agree as follows:

         1. Purchase Price; Loan. (a) The purchase price for the 850 MHz License shall be $32,500,000, of which a portion will be payable by offset of the total outstanding principal amount and accrued interest on the Loan (as defined below) and the remainder of which will be payable by wire transfer of immediately available funds to Seller at the Closing (defined in Section 3).

         (b) As promptly as practicable following the execution and delivery of this Agreement by the parties hereto (including the voting agreement of certain holders owning not less than 39% of the outstanding shares of common stock of CVUSA), Purchaser will make an initial loan to Seller (the "Initial Loan") in the amount of $3,500,000, and, when Seller shall have made the FCC filings contemplated by Section 2(a) and CVUSA shall have obtained the stockholder approval contemplated by Section 13, Purchaser will make an additional loan in the amount of $2,000,000 (such loan, together with the Initial Loan and the loans that Purchaser may, in its sole discretion, make pursuant to Section 6, the "Loans") at 7.5% per annum, with interest and principal payable in full at the Closing by way of offset against the purchase price then due, as provided above, or on such earlier date as this Agreement may be terminated in accordance with its terms, provided that in the event of such a termination, such interest rate will be 18% per annum. The Loans will be secured by a first priority perfected security interest on all of the assets of Seller as to which a security interest may be granted, including, without limitation, the proceeds from such assets as well as from the sale or other transfer of FCC licenses, it being understood and agreed that (i) a vendor's security interest in certain equipment has been assigned to NewStart Factors, Inc. and (ii) the FCC licenses may not be subject to security interests as a matter of law. Purchaser's security interest will extend to after-acquired property and to proceeds, provided that Seller will retain the right to enter into vendor financing and equivalent secured financing arrangements with respect to equipment acquired after the date hereof. CVUSA will guarantee the repayment in full of the Loans in accordance with its terms, and will secure its guarantee with a pledge of all of the outstanding shares of stock of CellularVision Capital Corp., the sole general partner of Seller, and all of the outstanding limited partnership interests in Seller, all of which are owned by CVUSA. The parties agree to prepare, review and negotiate in good faith and execute as promptly as practicable (and in any event prior to the funding of the Loans) mutually acceptable definitive documentation (the "Loan Documents") in customary form for these financing transactions, including, without limitation, a Loan Agreement (including guaranty provisions), a Note, a Security Agreement (including pledge provisions), and UCC-1 forms. To the extent there is an inconsistency between the Loan Documents and this Agreement with respect to the Loans and related security arrangements, the Loan Documents shall control.

         2. Government Approvals; Transition. (a) As promptly as practicable following the execution and delivery of this Agreement, Seller and Purchaser will (i) file appropriate applications for the disaggregation of the License and assignment of the 850 MHz License to Purchaser and (ii) make such filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations (collectively, the "HSR Act") as may be legally required in order to consummate the transactions contemplated herein, with the filing fee related to any such filing to be shared by Purchaser and Seller on a 50%/50% basis. Following the making of such applications and filings, both parties will diligently attempt to obtain successful results with respect thereto in a manner that permits the consummation of the transactions contemplated herein as soon as practicable.

                   (b) Prior to the Closing, and in accordance with all applicable legal and regulatory requirements, Seller will clear its operations from the spectrum covered by the 850 MHz License, such transition to be completed in any event within 90 days of the date of FCC Approval (as herein defined).

         3. Closing. The closing of the transactions contemplated herein (the "Closing") shall occur on the first business day (the "Closing Date") following the first date upon which all of the following conditions are satisfied: (i) the FCC shall have granted its consent to the assignment of the 850 MHz License to Purchaser and, unless waived by Purchaser, such consent shall have become a final, nonappealable order no longer subject to review or reconsideration ("FCC Approval"); (ii) CVUSA shall have obtained the approval of its stockholders with respect to the transactions contemplated hereby; and (iii) any applicable waiting period under the HSR Act shall have expired without action taken to prevent the consummation of the transactions contemplated herein. At the Closing, Seller shall assign the 850 MHz License to Purchaser free and clear of all Liens against payment of the Purchase Price as contemplated by Section 1 hereto.

         4. Representations and Warranties. (a) Each party (the "Representer") hereby represents and warrants to the other that (i) the Representer has all requisite power and authority to execute this Agreement and the Loan Documents and perform its obligations hereunder and thereunder, (ii) all corporate and partnership action necessary for the authorization, execution and performance by the Representer of its obligations hereunder and thereunder have been taken, except that, in the case of CVUSA, stockholder approval may be required, and
(iii) subject to obtaining the consent and approvals referred to in paragraph 3 above, the execution, delivery and performance of this Agreement and the Loan Documents does not and will not require the consent of any other person or entity, contravene the certificate of incorporation or by-laws or certificate of limited partnership or partnership agreement of the Representer or conflict with or result in a breach or violation by the Representer of any law, court or administrative order or contract to which the Representer is a party or by which the Representer is bound.

         (b) Seller and CVUSA hereby represent and warrant that Seller is the sole legal and beneficial owner and holder of the License, has the right under applicable law and FCC regulations to effect the disaggregation of spectrum contemplated hereby and that the License is, and the 850 MHz License will be, held by Seller free and clear of all Liens. Without limiting the foregoing, Seller hereby represents and warrants that no person or entity other than Seller has or will have the right to use all or any portion of the License or the 850 MHz License. Seller hereby further represents and warrants that (i) it is in compliance in all material respects with the Communications Act of 1934, as amended, and the rules, regulations and policies of the FCC, (ii) Seller has satisfied all build-out, renewal, construction and other material regulatory requirements, and (iii) there are no pending complaints, challenges, petitions, appeals or other regulatory encumbrances pending or, to the best of the knowledge of Seller or CVUSA, threatened, against Seller or the License.

         (c) Each party will use all commercially reasonable efforts to cause all of its representations and warranties in this Agreement to remain true and correct at all times through the Closing Date and to cause all conditions to Closing to be satisfied.

         5. Closing Conditions. (a) Each party's obligation to close shall be subject to the following conditions (i) the other party's representations and warranties hereunder and under the Loan Documents shall be true and correct on and as of the Closing Date as if made again on that date, (ii) the other party shall have performed all covenants to have been performed hereunder and thereunder and (iii) the other party shall have delivered a certificate of a senior officer as to the matters in clauses (i) and (ii) above dated as of the Closing Date.

         (b) Purchaser's obligation to close shall be subject to the conditions that (i) the conditions referred to in Sections 2(b) and 3 shall have been satisfied, (ii) there shall be no injunction or order of any court or government agency restraining or invalidating any of the transactions contemplated hereby, and (iii) Purchaser shall have received opinions of Seller's counsel dated as of the date hereof and as of the Closing date in form and substance reasonably satisfactory to Purchaser and covering such portion of the matters covered by Seller's and CVUSA's representations contained herein as are customarily covered in legal opinions and subject to customary qualifications, including an opinion of FCC counsel substantially in the form attached.

         6. Termination. Either party which is not then in material breach of its obligations hereunder may terminate this Agreement without liability by written notice to the other party if the Closing Date shall not have occurred on or before January 31, 1999, provided, however, that upon Purchaser's notice given at least 10 days prior to the date that termination would otherwise be permitted, such date shall be extended to June 30, 1999 and, thereafter, to December 31, 1999 if (i) Purchaser is not in material breach of its obligations hereunder and (ii) on each such occasion Purchaser makes an additional Loan of $3.5 million in principal amount to the Seller on substantially the same terms as the Loans. Purchaser may terminate this Agreement at any time if CVUSA has not obtained stockholder approval of this transaction by October 10, 1998.

         7. Transaction Expenses. Except as otherwise provided in Section 2(a) and Section 13, each of the parties hereto will be responsible for its own expenses (including fees and expenses of legal counsel) incurred in connection with the transactions contemplated hereby, provided that as of the Closing Date (or earlier termination of this Agreement in accordance with its terms in a case in which the expense reimbursement provision of Section 13 do not apply) Seller and CVUSA will reimburse Purchaser's reasonable fees and expenses of counsel incurred in connection with the negotiation and preparation of the documents relating to the transactions contemplated hereby, including the Loans, and the prosecution of the FCC applications contemplated hereby, provided that the amount of such fees and expenses related to the documentation of the transactions through the funding of the Initial Loan and prosecution of the FCC applications contemplated hereby shall not exceed $50,000. Each party represents to the other that it has not incurred any liability for a broker's or finder's fee in connection with the transactions contemplated hereby, except that Seller is liable to WP&Co. for fees in connection with such transactions.

         8. Publicity; Disclosure. Without the prior approval of the other party, neither of the parties hereto shall disclose to the public or to any third party any information concerning the transactions contemplated hereby, other than disclosures to their financial, legal and other advisors and to governmental authorities or the public as may, in the opinion of counsel, be required by law. Notwithstanding the foregoing, CVUSA shall be permitted to include in the proxy statement described in Section 13 hereof, such details of the transactions contemplated hereby as may be required by law; provided that Purchaser shall have the right to review and comment thereon prior to the proxy statement being filed with the Securities and Exchange Commission or distributed to the stockholders. The parties will cooperate in the preparation of a joint press release or coordinated but separate press releases announcing the effectiveness of this Agreement as soon as it occurs pursuant to Section 12.

         9. Access. Until the Closing, CVUSA and Seller will give Purchaser and its representatives all access during ordinary business hours to the premises and personnel of Seller and CVUSA and to all accounting, financial and other records applicable to Seller as Purchaser may reasonably request for the purpose of confirming compliance with this Agreement and CVUSA and shall furnish all information with respect to the business and affairs of Seller as Purchaser may reasonably request for such purpose. CVUSA and Seller will cause their executives, employees, attorneys and accountants to make themselves available to provide reasonable cooperation to Purchaser in connection therewith.

         10. Exclusivity. Neither CVUSA nor Seller shall (nor shall either of them permit their representatives or stockholders to) discuss a possible sale, lease or other disposition of or by Seller or CVUSA (whether by sale of stock or assets or otherwise) that is not consistent with the sale to Purchaser of the 850 MHz License contemplated hereby or provide any information in connection therewith to any other party or enter into any agreements or commitments to do the same.

         11. Assignment. This Agreement is intended to be a binding agreement between Purchaser, CVUSA and Seller and shall bind and inure to the benefit of the successors and assigns of such parties; provided that CVUSA and Seller may not assign their rights or delegate their obligations hereunder without Purchaser's prior written consent, which will not be unreasonably withheld. Purchaser may assign its rights hereunder to any of its wholly-owned or majority controlled subsidiaries, provided that no such assignment of its rights shall relieve Purchaser of any of its obligations hereunder.

         12. Effectiveness. Simultaneously with the execution and delivery of this Agreement the following are expected to occur, upon the occurrence of which this Agreement will come into full force and effect:

                   (a) Holders of not less than 39% of the issued and outstanding shares of common stock, par value $0.01 per share of CVUSA shall have agreed to vote their shares as provided below;

                   (b) Seller shall have executed and delivered to Purchaser the Loan Documentation, including arrangements with existing creditors as Purchaser shall deem appropriate;

                   (c) Purchaser shall have received such opinions of Seller's counsel as it shall reasonably require in connection with FCC and corporate matters with respect to the Loan Documents, the License and the transactions contemplated hereby, including, if Purchaser so requires, a favorable opinion from Purchaser's FCC counsel to the effect that there is no reason to expect (i) that the transactions contemplated hereby will materially adversely affect the regulatory status of any of the FCC wireless licenses currently held by Purchaser or any of its subsidiaries or (ii) that there is any reason to believe that the disaggregation of spectrum is not permissible under applicable law.

         13.      Shareholder Approval; Break-up fee; Events of Bankruptcy.

                   (a) CVUSA has obtained the approval of a majority of its board of directors to the transactions contemplated hereby, and its board has recommended and will continue to recommend, so long as such recommendation is consistent with their fiduciary duties under applicable law, that its stockholders vote to approve the transactions contemplated hereby. CVUSA will call a special meeting of its stockholders as promptly as practicable for the purpose of obtaining such approval, will file a preliminary proxy statement with respect thereto with the Securities and Exchange Commission within five (5) business days of the execution of this Agreement and will distribute a definitive proxy statement to stockholders in accordance with applicable law, and use its best efforts to hold such meeting and obtain such approval as quickly as possible.

                   (b) In the event a petition for relief under 11 U.S.C. ss.101 et seq. (the "Bankruptcy Code") or similar state insolvency statute, is filed by or against Seller or CVUSA, each of Seller and CVUSA agrees to (i) consent to entry of an order for relief under Chapter 11 of the Bankruptcy Code; (ii) continue to comply with the terms of this Agreement; and (iii) to the extent necessary for Seller or CVUSA to continue to comply with the terms of this Agreement, seek Bankruptcy Court approval of the sale contemplated by this Agreement or take such other action as may be necessary or advisable to allow Seller and CVUSA to continue to comply with the terms of this Agreement.

                   (c) In the event at any time on or prior to the Closing  Date
(i) this Agreement is terminated by Seller or CVUSA (other than as a result of a material breach by Purchaser) and a court determines that specific enforcement in accordance with the provisions of Section 14(b) is not available to Purchaser, or (ii) Purchaser terminates this Agreement because CVUSA stockholder approval has not been obtained by October 10, 1998, then Purchaser shall be entitled to the following as liquidated damages, and not as a penalty:

                   (i) Expense Reimbursement: Seller and CVUSA jointly and severally shall reimburse Purchaser for its actual and reasonable out-of-pocket expenses, not to exceed $325,000 (exclusive of the amounts payable pursuant to Section 7) incurred in furtherance of this Agreement and the transactions contemplated herein, including without limitation, attorneys' fees and expenses incurred by Purchaser for services of outside counsel in negotiating this Agreement, the Loan Documents and all related agreements, performance of due diligence, or otherwise (the "Expense Reimbursement"). Purchaser shall submit to Seller and CVUSA an itemized statement reflecting such actual reasonable expenses. Within five (5) days thereafter, Seller and CVUSA shall make an Expense Reimbursement. This obligation shall survive any termination of this Agreement, and shall be secured by the collateral under the security agreement being executed in relation to the Loans.

                   (ii) Termination Fee. Seller and CVUSA jointly and severally shall, within five (5) days of such termination, pay $1,625,000 to the Purchaser as a termination fee ("Termination Fee"). This obligation shall survive any termination of this Agreement, and shall be secured by the collateral under the security agreement being executed in relation to the Loans.

         14. Specific Performance; Miscellaneous; Conflict Waiver. (a) This Agreement shall be construed and enforced in accordance with the internal laws of the State of New York. This Agreement may be executed in any number of counterparts, each of which shall be an original, but which together shall constitute one instrument.

                   (b)  Notwithstanding  the provisions of Section  13(c)(i) and
(ii), it is understood and agreed that money damages would not be an adequate remedy for a breach of the Agreement by Seller or CVUSA and that Purchaser shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach. Seller and CVUSA agree to waive any requirement for the securing or posting of any bond in connection with such remedy. Such remedy shall not be deemed to be the exclusive remedy for any such breach, but shall be in addition to all other remedies available to Purchaser at law or in equity.

                   (c) Each of the parties hereto acknowledges that Willkie Farr & Gallagher regularly acts as counsel for each of them, and consents to the fact that the New York office of such firm will provide corporate (but not FCC) advice to CVUSA and Seller (which will receive FCC advice from other counsel), its Washington office will provide FCC (but not corporate) advice to Purchaser, which is also represented by other counsel in this matter.

                            [Signature page follows]

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.


                                            WINSTAR COMMUNICATIONS, INC.

                                            By:/s/ Timothy R. Graham
                                            Title:

Accepted and agreed as of July 10, 1998

CELLULARVISION USA, INC.

By:  /s/ Shant Hovnanian
   Printed name:
   Title:

CELLULARVISION OF NEW YORK, L.P.

By: CELLULARVISION CAPITAL CORP.,
         its General Partner

By:      /s/ Shant Hovnanian
         Title: President


         Voting Agreement by Stockholders
         In consideration of the Purchaser executing the Agreement, the undersigned, being the holders of not less than 39% outstanding shares of the voting capital stock of CellularVision USA, Inc. which is entitled to vote a the approval of the transactions described herein, hereby expressly and irrevocably agree to vote all such shares in favor of approval of the transactions contemplated hereby at any special meeting of stockholders to be called for such purpose and do hereby agree to take such actions as Purchaser may reasonably request in order to further evidence such approval and consent.

                                            /s/ Shant Hovnanian
                                            -------------------
                                                Shant Hovnanian

                                            /s/ Vahak Hovnanian
                                            -------------------
                                                Vahak Hovnanian

                                                                      Appendix B
                         Wasserstein Perella & Co., Inc.
                               31 West 52nd Street
                          New York, New York 10019-6118
                            Telephone (212) 969-2700
                               Fax (212) 969-7836

                                                                   July 10, 1998
     Board of Directors
     CellularVision USA, Inc.
     140  58th Street
     Brooklyn, NY  11220

     Members of the Board:

              You have asked us to advise you with respect to the fairness, from a financial point of view, to CellularVision of New York, L.P. ("CVNY"), an indirect wholly owned subsidiary of CellularVision USA, Inc. (the "Company") of the consideration to be received by CVNY pursuant to the terms of the Agreement to Purchase LMDS License, dated as of July 10, 1998 (the "Asset Purchase Agreement"), between the Company, CVNY and WinStar Communications, Inc. (the "Purchaser"). This letter confirms our advice delivered to you orally on July 6, 1998. The Asset Purchase Agreement provides for, among other things, the purchase (the "Purchase") by Purchaser for $32.5 million of a Federal Communications Commission ("FCC") license to operate Local Multipoint Distribution Service ("LMDS") services in the New York Primary Metropolitan Statistical Area (the "New York PMSA") on 850 MHz of spectrum, comprised of the frequencies between 27.5 and 28.35 GHz (the "850 MHz License"), which is to be disaggregated from CVNY's existing FCC license to operate LMDS services in the New York PMSA on 1150 MHz of spectrum (the "1150 MHz License"). The Asset Purchase Agreement also provides that, in connection with the Purchase, the Purchaser will make a loan to CVNY shortly following the execution of the Asset Purchase Agreement in the amount of $3.5 million at an annual interest rate of 7.5% that will be secured on a first priority basis by all of the assets of CVNY as to which a security interest may be granted, the Purchaser will make an additional loan to CVNY in the amount of $2.0 million on similar terms at such time as CVNY has made certain filings with the FCC and the Company has received shareholder approval for the Purchase, and the Purchaser will make additional loans to CVNY on similar terms, each in the amount of $3.5 million, under certain circumstances, if the Purchase has not been consummated by January 31, 1999 and, thereafter, if the Purchase has not been consummated by June 30, 1999 (such loans, collectively, the "Loans"), such loans to be repaid (in the event the Purchase is consummated) by an offset of the purchase price upon the consummation of the Purchase. The terms and conditions of the Purchase and the Loans are set forth in more detail in the Asset Purchase Agreement.

              In connection with rendering our opinion, we have reviewed the Asset Purchase Agreement. We have also reviewed and considered certain data relating to CVNY's LMDS license and have reviewed and considered the results of the auction of LMDS spectrum conducted by the FCC and completed on March 25, 1998. We have also performed such other financial studies, analyses, and investigations and reviewed such other information as we considered appropriate for purposes of this opinion. Among other things, in formulating our opinion we placed significant reliance on the fact that the agreement to undertake the Purchase resulted from an approximately nine week sale process during which acquisition and investment proposals were solicited by or on behalf of the Company from approximately 130 potential purchasers, including approximately 70 parties that were provided evaluation materials concerning the Company generally. The initial portion of the sale process was not subject to any material constraints, except that, because of CVNY's financial condition, including what we were informed were significant potential near-term cash flow problems, we were compelled to conduct the sale process within a limited time frame. In addition, after the initial portion of the sale process had not resulted in meaningful interest in any transaction that could be consummated within the limited time frame referred to above other than a purchase of all or a portion of CVNY's spectrum, the Company expressed a preference to sell only a portion of CVNY's spectrum, and we conducted the remainder of the sale process in a manner consistent with that stated preference. Specifically, formal offers with respect to the possible sale of the 850 MHz License or some other portion of CVNY's spectrum were solicited from a smaller group of persons that were deemed, based upon the responses received in the more general solicitation process and other factors, to be likely potential purchasers of a portion of CVNY's spectrum within the available time frame.

New York Chicago Dallas Frankfurt Houston London Los Angeles Paris San Francisco
                                     Tokyo

              In our review and analysis and in formulating our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to or discussed with us or publicly available, and we have not assumed any responsibility for independent verification of any of such information. You have informed us, and we have assumed that any taxable gain to be recognized by the Company from the Purchase will be offset by existing net operating loss carryforwards available to the Company. We also have assumed that obtaining all regulatory and other approvals and third party consents required for consummation of the Purchase will not have an adverse impact on the Company and we have assumed that the transactions described in the Asset Purchase Agreement will be consummated without waiver or modification of any of the material terms or conditions contained therein by any party thereto. Our opinion is necessarily based on economic and market conditions and other circumstances as they exist and can be evaluated by us as of the date hereof.

              In the ordinary course of our business, we may actively trade the debt and equity securities of the Company and the Purchaser for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

              We are acting as financial advisor to the Company in connection with the proposed Purchase and will receive a fee for our services, a portion of which is due upon rendering of this opinion and a significant portion of which is due and contingent upon the consummation of the Purchase.

              Our opinion addresses only the fairness from a financial point of view to CVNY of the consideration to be received by CVNY pursuant to the Asset Purchase Agreement, and we do not express any views on any other term of the Purchase. Specifically, our opinion does not address the Company's or CVNY's underlying business decision to effect the transactions contemplated by the Asset Purchase Agreement. Our opinion also does not address the relative merits of the Purchase versus potential alternative transactions or actions, including the sale of the entire 1150 MHz License or of some portion of the spectrum covered by the 1150 MHz License other than that covered by the 850 MHz License, the sale of all or a portion of the equity of the Company, or the seeking of protection from creditors of CVNY and/or the Company under applicable bankruptcy laws or otherwise. In addition, you have advised us that the Board of Directors of the Company has made the business decision to enter into the Purchase in lieu of pursuing a proposal from another party regarding a sale of the 850 MHz License for a purchase price in excess of the purchase price to be paid by the Purchaser in connection with the Purchase. You have advised us that the business decision to not pursue such other proposal is based upon an assessment by the Board of Directors that such other proposal (a) did not provide the interim funding required by the Company and CVNY and (b) was contingent upon certain conditions that the Board of Directors did not believe would be satisfied. You have also advised us that the Board of Directors of the Company has made the business decision, based upon levels of interest expressed during the sale process described above, to enter into the Purchase in lieu of pursuing a possible proposal from another party regarding a sale of the 1150 MHz License for a purchase price in excess of the purchase price to be paid by the Purchaser in connection with the Purchase. You have advised us that the business decision to sell only the 850 MHz License is based upon an assessment by the Board of Directors that the spectrum not being sold to the Purchaser can be used by CVNY to preserve the value of its built-out infrastructure enabling it to consider and pursue a variety of strategic alternatives in the future, including but not limited to the operation of a high-speed Internet access service, alone or in a joint venture with others, and the future sale or liquidation of the Company, which may involve the disposition of CVNY's remaining spectrum and infrastructure as a going concern. You have not asked us to evaluate or confirm these business judgments and we do not express any opinion herein as to either such business judgment. In addition, our opinion does not address the solvency of the Company or CVNY following consummation of the Purchase or at any time, the appropriateness of any proposed use of proceeds from the Purchase, or the issue of whether the Company's business strategy following the Purchase is viable or will have a material adverse effect on the financial viability of the Company or CVNY or on the ability of the Company or CVNY to satisfy their obligations to creditors and finance their respective operations. In addition, we express no opinion herein as to whether the Purchase will constitute a "fraudulent conveyance" or "fraudulent transfer" under relevant fraudulent conveyance or fraudulent transfer statutes.

              It is understood that this letter is for the benefit and use of the Board of Directors of the Company in its consideration of the Purchase and, except for inclusion in its entirety in any registration statement or proxy or information statement required to be circulated to shareholders of the Company relating to the Purchase, may not be quoted, referred to or reproduced at any time or in any manner without our prior written consent. This opinion does not constitute a recommendation to any shareholder or as to how such holder should vote with respect to the Purchase, and should not be relied upon by any shareholder as such.

              Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that as of the date hereof the consideration to be received by CVNY pursuant to the Asset Purchase Agreement is fair to CVNY from a financial point of view.

                                                              Very truly yours,



                                            /s/ Wasserstein Perella & Co., Inc.
                                            WASSERSTEIN PERELLA & CO., INC.

                            CELLULARVISION USA, INC.


                  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR USE AT THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD AT 10:00 A.M., EASTERN TIME, ON ^ OCTOBER __, 1998.

                  The undersigned hereby appoints Shant Hovnanian as Proxy with full power of substitution to represent and to vote as designated herein all the shares of Common Stock of CellularVision USA, Inc. held of record by the undersigned on ^ September __, 1998, at the Special Meeting of Stockholders to be held at 10:00 a.m., Eastern time, on ^ October __, 1998 at [The Lotos Club, 5 East 66th Street, New York, New York 10021] or any adjournment or adjournments thereof.

                  1. To approve and adopt the LMDS Purchase Agreement, between the Company and ^ WinStar Communications, Inc. pursuant to which the Company will assign 850 MHz of the spectrum covered by its LMDS A Block License to ^ WinStar Communications, Inc.

                           For [  ]     Against [  ]      Abstain [  ]


                  2. In his discretion, the Proxy is authorized to vote upon such other business as may properly come before the Special Meeting.

PROPERLY EXECUTED PROXIES WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO SUCH DIRECTIONS ARE GIVEN, SUCH PROXIES WILL BE VOTED "FOR" PROPOSAL 1.

Please be sure to sign and date this Proxy below.



Date:  ________________, 1998                        __________________________
                                                                       Signature

                                                      __________________________
                                                                       Signature




(When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If shareholder is a corporation, corporate name should be signed by an authorized officer and the corporate seal affixed. If shareholder is a partnership, please sign in partnership name by authorized persons. For joint accounts, each joint owner should sign.)

             PLEASE MARK, SIGN, DATE AND MAIL YOUR PROXY CARD TODAY.